Exhibit 2.1

TRANSACTION AGREEMENT

by and among

OCM Power V AIV Holdings (Delaware), L.P.,

OCM Power VI AIV Holdings (Delaware), L.P.,

OCM Power V Relay CTB, LLC,

OCM Power VI Relay CTB, LLC,

Relay Holding, LLC,

TE Connectivity Corporation,

Stella I LLC,

TE Connectivity PLC (solely for the purposes of Section 10.19)

and

OCM Power V AIV Holdings (Delaware), L.P.,

(in its capacity as the Seller Representative hereunder)

February 11, 2025

ii

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Pre-Closing Reorganization
Exhibit B	Form of Certificate of Merger
Exhibit C	Annual Budget

SCHEDULES

Company Transaction Expenses Payment Schedule
Disclosure Schedule
Indebtedness Payoff Schedule
Working Capital Schedule

iii

TRANSACTION AGREEMENT

This Transaction Agreement (this “Agreement”) is entered into on February 11, 2025, by and among (i) OCM Power V AIV Holdings (Delaware), L.P., a Delaware limited partnership (“Blocker V Seller”), (ii) OCM Power VI AIV Holdings (Delaware), L.P., a Delaware limited partnership (“Blocker VI Seller” and together with Blocker V Seller, the “Blocker Sellers”), (iii) OCM Power V Relay CTB, LLC, a Delaware limited liability company (“Blocker V”), (iv) OCM Power VI Relay CTB, LLC, a Delaware limited liability company (“Blocker VI” and together with Blocker V, the “Blockers”), (v) Relay Holding, LLC, a Delaware limited liability company (the “Company”), (vi) TE Connectivity Corporation, a Pennsylvania corporation (“Buyer”), (vii) Stella I LLC, a Delaware limited liability company and a wholly-owned subsidiary of Buyer (“Merger Sub”), (viii) solely for the purposes of Section 10.19, TE Connectivity PLC, an Irish public limited company (“Buyer Guarantor”) and (ix) OCM Power V AIV Holdings (Delaware), L.P., in its capacity as representative of Sellers (the “Seller Representative” and, together with the Blocker Sellers, the Blockers, the Company, Buyer, and Merger Sub, each individually, a “Party” and collectively, the “Parties”).

WHEREAS, Blocker V Seller is the direct record and beneficial owner of 100% of all of the issued and outstanding membership interests of Blocker V (the “Blocker V Interests”);

WHEREAS, Blocker VI Seller is the direct record and beneficial owner of 100% of all of the issued and outstanding membership interests of Blocker VI (the “Blocker VI Interests” and together with the Blocker V Interests, the “Blocker Interests”);

WHEREAS, after giving effect to the Pre-Closing Reorganization and as of immediately prior to the Closing, the Members, including the Blockers, will, collectively, be the record and beneficial owners of all of the issued and outstanding Units of the Company;

WHEREAS, at the Closing (as defined below), upon the terms and subject to the conditions set forth in this Agreement, Blocker Sellers will sell to Buyer, and Buyer will purchase from Blocker Sellers, the Blocker Interests (the “Blocker Sale”);

WHEREAS, at the Closing, immediately following the Blocker Sale, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Limited Liability Company Act of the State of Delaware (the “LLCA”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company (the “Surviving Company”);

WHEREAS, immediately after giving effect to the Merger, Buyer will own, directly and indirectly, all of the issued and outstanding Equity Securities of the Surviving Company;

WHEREAS, the board of directors or board of managers, as applicable, of each of Buyer, Merger Sub, the Blockers and the Company, and the general partners of the Blocker Sellers, have approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, Buyer, as the sole equityholder of Merger Sub, Blocker V Seller, as the sole member of the Blocker V, and Blocker VI Seller, as the sole member of the Blocker VI, have each approved this Agreement and the transactions contemplated hereby;

WHEREAS, with respect to the Company, the Required Holders (as defined below) have approved this Agreement and the transactions contemplated hereby by written consent (the “Written Consent”);

WHEREAS, with respect to the Company, the transactions contemplated hereby constitute an Approved Sale (as defined below); and

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Buyer to enter into this Agreement, each of Oaktree Power Opportunities Fund V (Delaware) Holdings, L.P., Oaktree Power Opportunities Fund VI (Delaware) Holdings, L.P., OCM Power V Relay PT (“Power V PT”), L.P, OCM Power VI Relay PT, L.P. (“Power VI PT” and together with Power V PT, the “Oaktree Holders”), Relay Management Holdings, LLC, the Blockers and each of Joseph Bier, Jeffrey Bier, Zachary Bier and Michael Dodds has executed and delivered a Support Agreement with Buyer dated as of the date hereof (each, a “Support Agreement”).

NOW, THEREFORE, in consideration of the premises, representations and warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

Definitions

Section 1.01Definitions.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Action” means any claim, counterclaim, suit, hearing, proceeding, audit, arbitration, litigation or governmental charge or investigation by or before any Governmental Authority.

“Additional Consideration” means any amounts (i) released to Sellers from the Adjustment Escrow Account or paid by Buyer pursuant to Section 2.07(d) or (ii) released to Sellers from the Seller Representative Holdback Amount in accordance with Section 10.17(e).

“Adjustment Escrow Account” means a bank account designated in writing by the Escrow Agent, into which the Adjustment Escrow Amount will be deposited at the Closing.

“Adjustment Escrow Amount” means $18,000,000.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934; provided that (i) Affiliates of Buyer shall only include entities that are controlled Affiliates of Buyer Guarantor and (ii) the Blockers (and the Company and its Subsidiaries) shall only be Affiliates of Buyer after the Closing.

“Aggregate Class A Additional Consideration” means, with respect to each Seller holding Class A Units, an amount equal to the sum of the Class A Additional Consideration payable in respect of all Class A Units held by such Seller in respect of amounts payable pursuant to Section 2.07(d) or Section 10.17(e), as the case may be.

“Aggregate Class A Closing Consideration” means, with respect to each Seller holding Class A Units, an amount equal to the sum of the Class A Closing Consideration payable in respect of all Class A Units held by such Seller.

“Aggregate Class B Additional Consideration” means, with respect to each Seller holding Class B Units, an amount equal to the sum of the Class B Additional Consideration payable in respect of all Class B Units held by such Seller in respect of amounts payable pursuant to Section 2.07(d) or Section 10.17(e), as the case may be.

“Aggregate Class B Closing Consideration” means, with respect to each Seller holding Class B Units, an amount equal to the sum of the Class B Closing Consideration payable in respect of all Class B Units held by such Seller.

“Ancillary Documents” means the Paying Agent Agreement, Escrow Agreement, the Support Agreements and the certificates or other documents contemplated by this Agreement.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other U.S. Laws, in each case that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to this Agreement.

“Approved Sale” has the meaning set forth in the Company LLC Agreement.

“Business Day” means any day other than Saturday, Sunday or any day on which banks located in the State of California, the State of New York or the State of New Jersey are authorized or obligated to close.

“Buyer Parties” means Buyer, any Affiliate of Buyer and their respective officers, directors, employees, equityholders, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Cash” means the cash and cash equivalents of the Blockers, the Company and its Subsidiaries, that are convertible to cash within ninety (90) days, determined in accordance with GAAP applied on a basis consistent with the methodologies, policies, procedures, conventions, classifications, practices, estimation techniques, judgments, assumptions and principles used in the preparation of the Most Recent Balance Sheet.  For the avoidance of doubt, Cash, as defined in the preceding sentence of this definition, (i) shall be reduced by (x) issued or outstanding checks and drafts and pending electronic debts, (y) the amount of any insurance proceeds received since the Most Recent Balance Sheet that have not been applied to remedy the applicable loss (other than insurance proceeds recovered in respect of out-of-pocket costs and expenses paid by the Company or any of its Subsidiaries in respect of a loss) and (z) Restricted Cash and (ii) shall include checks, other wire transfers and drafts deposited or available for deposit for the account of the Company and its Subsidiaries.

“Class A Additional Consideration” means, with respect to each Class A Unit, an amount equal to the amount that would be distributed in respect of such Class A Unit if, as of the relevant time of determination, the Additional Consideration was distributed by the Company pursuant to Section 4.1(b) of the Company LLC Agreement; provided that the calculation (whether upward or downward) of any Class A Additional Consideration attributable to Cash, Indebtedness or Net Working Capital of a Blocker shall be first applied to adjust Class A Additional Consideration otherwise payable to the applicable Blocker Seller.

“Class A Closing Consideration” means, with respect to each Class A Unit, an amount equal to the amount that would be distributed in respect of such Class A Unit if, immediately prior to the Closing, the Closing Consideration was distributed by the Company pursuant to Section 4.1(b) of the Company LLC Agreement; provided that the calculation (whether upward or downward) of any Class A Closing Consideration attributable to Cash, Indebtedness or Net Working Capital of a Blocker shall be first applied to adjust Class A Additional Consideration otherwise payable to the applicable Blocker Seller.

“Class A Unit” means a Class A Unit of the Company as of immediately prior to the Closing.

“Class B Additional Consideration” means, with respect to each Class B Unit, an amount equal to the amount that would be distributed in respect of such Class B Unit if, as of the relevant time of determination, the Additional Consideration was distributed by the Company pursuant to Section 4.1(b) of the Company LLC Agreement.

“Class B Closing Consideration” means, with respect to each Class B Unit, an amount equal to the amount that would be distributed in respect of each Class B Unit if, immediately prior to the Closing, the Closing Consideration was distributed by the Company pursuant to Section 4.1(b) of the Company LLC Agreement.

“Class B Unit” means a Class B Unit of the Company as of immediately prior to the Closing.

“Closing Consideration” means (a) $2,300,000,000, minus (b) the Estimated Indebtedness, minus (c) the excess, if any, of the Target Working Capital over the Estimated Working Capital, plus (d) the excess, if any, of the Estimated Working Capital over the Target Working Capital, plus (e) the Estimated Cash, minus (f) the Estimated Company Transaction Expenses, minus (g) the Adjustment Escrow Amount, minus (h) the Seller Representative Holdback Amount.

“Code” means the Internal Revenue Code of 1986.

“Company Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other employee benefit or compensation plan, program, arrangement or policy, including each unit option, phantom equity, restricted unit, profits interest, other equity-based, individual employment, individual consulting, severance, retention, employment, individual consulting, change-of-control, bonus, commission, incentive, deferred compensation, retirement, medical, dental, vision, disability, group welfare insurance, other welfare or fringe benefit plan, agreement, program, policy or arrangement, that the Company or any of its Subsidiaries maintains, sponsors or contributes to, or is required to contribute to, or under which the Company or any of its Subsidiaries has or would reasonably expect to have any Liability (whether actual or contingent), excluding, in each case, any multiemployer plan (as defined in Section 3(37) of ERISA) or plan or arrangement sponsored or administered by a Governmental Authority.

“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 30, 2021, as amended from time to time, by and among the Company, its Unitholders (as defined therein) and solely for the purposes set forth therein, the Oaktree Investors (as defined therein), as in effect as of immediately prior to the Closing.

“Company Transaction Expenses” means the unpaid fees and expenses payable by the Blockers, the Company and its Subsidiaries (on behalf of itself or any Seller or their respective Affiliates) arising from or incurred in connection with this Agreement and the transactions contemplated hereunder or the sale process relating thereto, including (a) the fees and expenses of any broker, investment banker or financial advisor, and any legal, accounting and consulting fees and expenses, (b) any change of control or transaction, stay, retention or similar bonuses or incentive or severance payments, in each case triggered solely as a result of the execution and delivery of this Agreement or consummation of the transactions contemplated hereunder including the Employer Taxes payable in connection therewith (and any “double trigger” amounts that are triggered by actions taken by Buyer or any of its Affiliates at or after the Closing, to the extent such arrangements were not disclosed in Schedule 4.17(i) of the Disclosure Schedule) and (c) any fees and expenses payable as a result of the execution and delivery of this Agreement or consummation of the transactions contemplated hereby pursuant to any management, monitoring or similar agreements (including any accelerated costs or expenses and any termination costs, expenses or similar charges) entered into by the Company or any of its Subsidiaries, including with the Seller Representative or any of its Affiliates; provided that, except for the “double trigger” amounts described in clause (b) above, Company Transaction Expenses shall expressly exclude any fees, payments or expenses incurred by or at the written direction of Buyer or any of its Affiliates (including to the extent incurred by or at the written direction of Buyer or any of its Affiliates in connection with the transactions contemplated hereby or otherwise or for the purpose of obtaining any third party consents).  For the avoidance of doubt, Company Transaction Expenses shall include any Company Transaction Expenses that become payable as a result of any post-Closing payments hereunder.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“Credit Agreement” means that certain Credit Agreement, dated as of July 21, 2023, by and among Relay Purchaser, LLC, a Delaware limited liability company, as Borrower, Relay Intermediate, LLC, a Delaware limited liability company, as Holdings, Capital One, National Association, as Administrative Agent and Collateral Agent, and each lender from time to time party thereto, as amended by that certain Amendment No. 1 to Credit Agreement, dated as of March 25, 2024.

“Directly Held Units” means all of the Units other than the Units described in Section 2.02(d)(i)-(ii).

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Employer Taxes” means the employer portion of any employment, payroll, social security, unemployment or other similar Taxes payable in connection with any compensatory amount.

“Environmental Requirements” shall mean all applicable Laws concerning pollution, human health and safety (with respect to exposure to Hazardous Substances) or protection of the environment, including all those relating to the generation, transportation, treatment, storage, disposal, release or cleanup of any Hazardous Substances, as such requirements are enacted and in effect as of the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Citibank, N.A., as the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means an escrow agreement in a form reasonably acceptable to Buyer and the Seller Representative (including 50% contribution with respect to indemnification obligations that are not caused by a breach of the party seeking contribution), to be entered into at the Closing by Buyer, the Seller Representative and the Escrow Agent.

“Estimated Cash” means the estimated Cash of the Blockers, the Company and its Subsidiaries as of immediately prior to the Closing, as set forth on the Closing Certificate delivered to Buyer pursuant to Section 2.03.

“Estimated Company Transaction Expenses” means the estimated Company Transaction Expenses as of immediately prior to the Closing, as set forth on the Closing Certificate delivered to Buyer pursuant to Section 2.03.

“Estimated Indebtedness” means the estimated Indebtedness of the Blockers, the Company and its Subsidiaries as of immediately prior to the Closing, as set forth on the Closing Certificate delivered to Buyer pursuant to Section 2.03.

“Estimated Working Capital” means the estimated Working Capital of the Blockers, the Company and its Subsidiaries as of immediately prior to the Closing, as set forth on the Closing Certificate delivered to Buyer pursuant to Section 2.03.

“Expiring CBA” means that certain Agreement, effective as of April 1, 2020 through March 31, 2025, by and between Chardon Customer Polymers, LLC and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (USW) on behalf of Local Union 7334-12.

“Fraud” means common law fraud under Delaware Law in respect of the representations and warranties set forth in this Agreement (as qualified by the Disclosure Schedule) or the Ancillary Documents (including the certificates required to be delivered pursuant to Section 8.01(e) and Section 8.02(d)), in each case, as determined in a final non-appealable judgment of a court of competent jurisdiction (for the avoidance of doubt excluding any theory of fraud premised upon constructive fraud, negligent misrepresentation or omission, recklessness or negligence).

“Fundamental Representations” means the representations and warranties set forth in Section 3.01, Section 3.02, Section 3.03(a), Section 3.04, Section 3.05, Section 3.06, Section 4.01, Section 4.02, Section 4.03(a), Section 4.04 and Section 4.05.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, as consistently applied.

“Governmental Authority” means any (a) federal, state, local, municipal, foreign or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature, including any arbitral tribunal.

“Hazardous Substances” means any material, substance or waste regulated by Environmental Requirements due to its hazardous or deleterious properties or characteristics, including petroleum and friable asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means any Tax relating to or measured by income.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indebtedness” means, with respect to any Person at any date, without duplication: all obligations and other liabilities of such Person (including all obligations in respect of principal, accrued interest, penalties, fees and premiums (including make-whole premiums), and all prepayment premiums, penalties, breakage costs, fees, expenses and other amounts that become due as a result of the transactions contemplated hereby (including, with respect to the Blockers or the Company and its Subsidiaries, the change of control of the Blockers or the Company and its Subsidiaries in connection therewith)) of the Blockers, the Company and its Subsidiaries, (a) for borrowed money; (b) evidenced by bonds, debentures or notes (other than any surety bonds or similar instruments); (c)  in respect of letters of credit, to the extent drawn (or for which the conditions to draw have been satisfied), and bankers’ acceptances issued for the account of such Person; (d) under any leases that are required to be classified as finance leases under GAAP; (e) all obligations of such Person for the deferred purchase price of property or services (other than ordinary course trade debt and trade payables); (f) in respect of guaranties, in any manner, of all or any part of any Indebtedness of any other Person or that is secured by a Lien on any assets of the Blockers or the Company or any of its Subsidiaries; (g) net liabilities (which shall not be less than zero) owing under Contracts relating to interest rate, currency rate or commodity price protection, swap agreements, collar agreements or other similar arrangements designed to provide protection against fluctuations in any price or rate, including any breakage costs or fees if such arrangements were terminated at the Closing; (h) severance due to any employee whose employment was terminated, or who was provided with a notice of termination, prior to the Closing and other than at the written direction of Buyer, plus any Employer Taxes related to such severance obligation; (i) underfunded liabilities under any Company Employee Benefit Plan that is a defined benefit pension, nonqualified deferred compensation or retiree health or retiree welfare plan; (j) unpaid retention payments (for the avoidance of doubt, excluding bonuses in the ordinary course of business) with respect to all periods ending prior to or with the Closing Date (or prior periods) plus the related Employer Taxes; (k) the aggregate amount of any dividends on the Units or on shares of capital stock of the Blockers that have been declared, but unpaid; (l) Specified Taxes and (m) all amounts listed under the heading “Debt-Like Items” on Section 1.01(b) of the Disclosure Schedule; provided that Indebtedness shall be calculated assuming that the Closing had occurred at the time of calculation.  Notwithstanding the foregoing, Indebtedness with respect to the Blockers, the Company and its Subsidiaries shall not include (w) any intercompany obligations between or among the Blockers, the Company or any of its wholly owned Subsidiaries, (x) any liabilities included in Working Capital, (y) amounts included in Company Transaction Expenses or (z) any fees, payments or expenses incurred by or at the written direction of Buyer or any of its Affiliates (including to the extent incurred by or at the direction of Buyer or any of its Affiliates in connection with the transactions contemplated hereby or otherwise or for the purpose of obtaining any third party consents).

“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights in any jurisdiction, including rights in and to the following: (a) patents and patent applications; (b) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names, and registrations, and applications for registration thereof, and Internet domain names, together with all of the goodwill associated with any of the foregoing; (c) copyrights and registrations and applications for registration thereof, works of authorship, mask work rights, and any and all derivative works and moral rights in connection with the foregoing; (d) trade secrets, know-how (including manufacturing and production processes and research and development information), confidential information, inventions, technical data, algorithms, formulae, procedures, protocols, techniques, results of experimentation and testing, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information); (e) computer software (including source code, object code, firmware, operating systems and specifications); (f) databases and data collections, and (g) industrial designs (whether or not registered).

“Key Customer” means the ten (10) largest customers of the Company and its Subsidiaries (taken as a whole), as measured by the dollar amount of purchases thereby, during the twelve (12) months ended December 31, 2024.

“Key Supplier” means the ten (10) largest suppliers of the Company and its Subsidiaries (taken as a whole), as measured by the dollar amount of purchases therefrom, during the twelve (12) months ended December 31, 2024.

“Knowledge,” with respect to the Company, means the actual knowledge, after reasonable inquiry, of any of Joseph Bier, Jeffrey Bier, Michael Dodds, Zach Bier or Dave DeLeo.

“Law” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision of any Governmental Authority.

“Leased Real Property” means all of the Company’s and its Subsidiaries’ leasehold or subleasehold estates in any land, buildings, structures, improvements, fixtures or other interest in real property.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) entered into by the Company or any of its Subsidiaries, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries holds any Leased Real Property.

“Lien” means any mortgage, deed of trust, pledge, lien, license, encumbrance, charge, option, put, call, preemptive rights or other security interest, easement, lease, sublease, right of way, encroachment, restriction, right of first refusal or encumbrance of any kind.

“Material Adverse Effect” means any occurrence, fact, change, effect, event or circumstance that, individually or in the aggregate, is materially adverse to (x) the Parties’ (other than Buyer’s and Merger Sub’s) ability to consummate the transactions contemplated hereby or (y) the business, operations or financial condition of the Blockers, the Company and its Subsidiaries, taken as a whole, but in the case of clause (y) shall exclude (and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect) any changes, effects, events or circumstances related to or resulting from (a) general economic, banking, currency, capital market, regulatory or political conditions (or natural disasters); (b) any actual or threatened geopolitical conditions, outbreak of hostilities, acts of war (whether declared or undeclared), sabotage, cyberterrorism (including by means of cyber-attack by or sponsored by a Governmental Authority), terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions); (c) debt defaults or other restructuring events of any country with respect to which bondholders take a discount to the debt of any country or any increases in the interest rates for any country’s debt; (d) general business or economic conditions affecting the industries in which the Company and its Subsidiaries operate; (e) the taking of any action (or failure to take any action) expressly required by this Agreement or requested in writing by Buyer or Merger Sub or the announcement or pendency of this Agreement or the transactions contemplated hereby, or the identity of or the taking of any action by Buyer or Merger Sub (except in respect of any representation or warranty that addresses such matters), including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, customers, suppliers, partners or employees, or on revenue, profitability and cash flows; (f) any changes in Law or GAAP or the interpretation thereof; (g) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority affecting a national or federal government as a whole; (h) any change in, or failure by the Company and its Subsidiaries to meet, financial forecasts, projections or estimates (it being understood that the underlying causes of any such change or failure shall not be excluded under this clause (h)); (i) any epidemic, pandemic or disease outbreak (including COVID-19), or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement; or (j) any adverse change in or effect on the Blockers, the Company or any of its Subsidiaries that is directly and proximately caused by any breach by Buyer or Merger Sub of its covenants hereunder; provided, however, that, with respect to clauses (a), (b) (c), (d), (f), (g) or (i), such occurrence, fact, change, effect, event or circumstance does not have a materially and disproportionately adverse effect on the Blockers, the Company and its Subsidiaries relative to other participants in the industry in which the Company and its Subsidiaries operate.

“Member” means, as of the date hereof and as of immediately prior to the Closing, an owner of Units (including the Blockers, after giving effect to the Pre-Closing Reorganization).

“Net Adjustment Amount” means an amount, which may be positive or negative, equal to the sum of the following: (a) the Actual Working Capital minus the Estimated Working Capital, minus (b) the Actual Indebtedness minus the Estimated Indebtedness, plus (c) the Actual Cash minus the Estimated Cash, minus (d) the Actual Company Transaction Expenses minus the Estimated Company Transaction Expenses.

“ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice.

“Organizational Documents” of an entity means (a) such entity’s articles of incorporation, certificate of incorporation, certificate of formation or similar document(s) and (b) its bylaws, limited liability company operating agreement, partnership agreement, shareholders agreements or similar document(s).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.

“Pandemic-Related Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Laws, orders, directives, mandates, policies, administrative interpretations, guidelines or similar recommendations by any Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group in connection with or in response to any epidemic, pandemic, plague, infectious disease outbreak (including COVID-19) or other public health crisis, including the Coronavirus Aid, Relief, and Economic Security Act (CARES Act).

“Paying Agent” means Citibank, N.A., as the Paying Agent under the Paying Agent Agreement.

“Paying Agent Agreement” means a paying agent agreement in a form reasonably acceptable to Buyer and the Seller Representative (including 50% contribution with respect to indemnification obligations that are not caused by a breach of the party seeking contribution), to be entered into at the Closing by Buyer, the Seller Representative and the Paying Agent.

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental levies, fees or charges not yet due and payable or which are being contested in good faith and for which adequate accruals or reserves have been established on the Most Recent Balance Sheet in accordance with GAAP; (b) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’, warehousemens’ and equipment Liens and similar Liens incurred in the ordinary course of business for amounts which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Most Recent Balance Sheet in accordance with GAAP;

(c) zoning, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Real Property which are not violated in any material respect by the current use or occupancy of such Real Property or the operation of the business of the Company and its Subsidiaries; (d) purchase money Liens securing rental payments under capital lease arrangements or operating lease arrangements; (e) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other encroachments and title and survey defects, except those that materially impair the value or use of Real Property; (f) Liens under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, in each case incurred in the ordinary course of business and relating to obligations not yet delinquent; (g) Liens granted in connection with the Credit Agreement and all other Loan Documents (as defined in the Credit Agreement) (which Liens will be released following the repayment at the Closing of the Indebtedness of the Company and its Subsidiaries evidenced thereby pursuant to the payoff letters therefor); (h) non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or other entity.

“Pre-Closing Reorganization” means the transactions set forth on Exhibit A.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within, from or into any building, structure, facility or fixture.

“Required Holders” has the meaning set forth in the Company LLC Agreement.

“Restricted Cash” means the aggregate amount of all cash or cash equivalents that (i) are not freely usable or transferrable including because it is subject to restrictions on use or transfer by Law or Contract (including security or similar deposits with third parties, and cash or cash equivalents held in escrow accounts or held by the Company or its Subsidiaries or the Blockers on behalf of third parties that is not freely usable by the Company or its Subsidiaries (other than customer deposits and prepayments received in the ordinary course of business)) or (ii) would trigger Taxes upon repatriation to the United States.

“Sanctioned Country” means any country or region that is, or has been in the last five (5) years, the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated

Nationals and Blocked Persons List and the Consolidated List of Financial Sanctions Targets in the UK; (ii) any entity that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any resident of a Sanctioned Country.

“Sanctions Laws” means those economic and financial sanctions Laws administered by the United States (including the Department of the Treasury, Office of Foreign Assets Control (“OFAC”)) or other applicable Governmental Authorities, and all other Laws concerning the exportation, re-exportation, importation and temporary importation of any products, technology, technical data or services, in each case to the extent applicable to the Company, its Subsidiaries or their respective operations.

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Seller Parties” means each Seller, any current, former or future Affiliates thereof and their respective current, former and future officers, directors, employees, equityholders, partners, members, managers, agents, attorneys, representatives, successors and permitted assigns, but excluding, from and after the Closing, the Blockers, the Company and the Company’s Subsidiaries.

“Seller Representative Holdback Amount” means an amount equal to $1,000,000.

“Sellers” means Blocker Sellers and all of the Members (other than the Blockers).

“Specified Taxes” means the sum of (a) an amount (not less than zero) equal to the aggregate amount of unpaid Income Taxes of the Blockers, the Company or any of its Subsidiaries for any Pre-Closing Tax Period ending after December 31, 2023, and prior to the Closing Date and the Pre-Closing Tax Period (or portion thereof) that ends on the Closing Date (whether or not then due), in each case, in respect of solely those jurisdictions in which the Blockers, the Company and its Subsidiaries are currently filing Tax Returns (or jurisdictions in which the Blockers, the Company and its Subsidiaries have commenced business operations since December 31, 2023); provided that for purposes of calculating such Specified Taxes, such calculation shall (i) be performed in accordance with past practice (including reporting positions, elections and accounting methods) of the Blockers, the Company and its Subsidiaries, (ii) take into account, on an entity by entity (or, in the case of a consolidated group for Tax purposes, group by group) and jurisdiction by jurisdiction basis, any Income Tax assets of the Blockers, the Company and its Subsidiaries and any Transaction Tax Deductions and assuming that such Transaction Tax Deductions are accrued and deductible in the Pre-Closing Tax Period (or the portion thereof) that ends on the Closing Date) in accordance with applicable Law, in any case, to the extent deductible under a “more likely than not” standard or higher; provided that Income Tax assets or Transaction Tax Deductions shall be taken into account only to the extent they would actually reduce Taxes payable in a particular jurisdiction and by an entity for an applicable Pre-Closing Tax Period, (iii) exclude all deferred Tax assets and liabilities, (iv) exclude any liabilities for accruals or reserves established or required to be established for contingent income Taxes or with respect to uncertain Tax positions; (v) exclude any Taxes attributable to any action taken by the Buyer or any of its Affiliates (including the Blockers, the Company and its Subsidiaries) after the Closing outside the ordinary course of business, and any election under Section 338(g) of the Code, and any financing or refinancing arrangements entered into at any time by or at the direction of the

Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement; (vi) take into account any estimated Income Tax payments and overpayments of Income Taxes with respect to any Pre-Closing Tax Period as reductions of the liability for Income Taxes for such period for the entity and jurisdiction with respect to which such payments were made; (vii) determined on an entity by entity (or, in the case of a consolidated group for Tax purposes, group by group) and jurisdiction by jurisdiction basis, with no entity or jurisdiction contributing an amount to Specified Taxes of less than zero; (viii) with respect to any Straddle Period, be determined in accordance with Section 7.10(f) and (ix) calculated as of the end of the day on the Closing Date and (b) without duplication of any amounts included in clause (a), $150,000 in respect of any Taxes (including any interest, penalties and additions to Tax) resulting from the failure to file Texas franchise Tax Returns for the taxable years (or portion thereof) 2021 through 2025.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Target Working Capital” means $166,909,000.

“Tax” and “Taxes” means any federal, state, local and non-U.S. taxes, charges, fees, levies or other similar assessments imposed by a taxing authority (including income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, transfer, registration, severance, premium, windfall or excess profits, customs, duties, use, licensing, withholding, imputed underpayment, employment, social security, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated or franchise tax), and includes any interest, fines, penalties, assessments, deficiencies or additions thereto.

“Tax Return” means any return, declaration, report, claim for refund or statement, filed or required to be filed with a taxing authority, relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Control Laws” means all applicable U.S. Laws relating to (a) economic, trade, and financial sanctions, including those administered and enforced by the U.S. Department of Treasury Office of Foreign Assets Control; (b) export, import, reexport, transfer, and retransfer controls, including those administered and enforced by the U.S. Department of Commerce Bureau of Industry and Security, and U.S. Customs and Border Protection; and (c) antiboycott requirements.

“Transaction Tax Deductions” means, without duplication, to the extent deductible under a “more likely than not” standard of review or higher, any Tax deductions resulting from (a) any and all stay bonuses, sale bonuses, change in control payments, retention payments, gains on exercise of options (or payments for the release or settlement thereof), synthetic equity payments or similar payments made or to be made by the Blockers, the Company or any of its Subsidiaries in connection with or resulting from the Closing (or included as a Liability in Actual Indebtedness, Actual Working Capital or Actual Company Transaction Expenses), (b) all fees, expenses and interest (including amounts treated as interest for Tax purposes), original issue discount, breakage fees, financing fees (including unamortized or deferred financing fees), tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par in connection with the Closing or included as a Liability in Actual Indebtedness, Actual Working Capital or Actual Company Transaction Expenses, (c) any legal, accounting, investment banking or other fees, costs and expenses in connection with or incident to this Agreement and the transactions contemplated hereby and (d) any employment or social security Taxes with respect to the amounts set forth in the foregoing.  For purposes of the foregoing definition, the Parties agree that seventy percent (70%) of any of the foregoing payments that constitute a “success-based fee” will be assumed to be deductible in accordance with the safe-harbor election of IRS Revenue Procedure 2011-29.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Units” means, collectively, the Class A Units and Class B Units of the Company.

“WARN” means the federal Worker Adjustment and Retraining Notification of 1988 and any similar applicable Law.

“Working Capital” means (a) only the current assets of the Blockers, the Company and its Subsidiaries set forth in the Working Capital Schedule, reduced by (b) only the current liabilities of the Blockers, the Company and its Subsidiaries set forth in the Working Capital Schedule, in the case of each of clauses (a) and (b), determined in accordance with the methodologies, policies, procedures, conventions, classifications, practices, estimation techniques, judgments, assumptions and principles set forth in the “Accounting Principles” section in the Working Capital Schedule.

Section 1.02Other Definitional Provisions.

(a)Accounting Terms.  Accounting terms which are not otherwise defined in this Agreement or the Working Capital Schedule shall have the meanings given to them under GAAP.  To the extent that the definition of an accounting term defined in this Agreement or the Working Capital Schedule is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement or the Working Capital Schedule will control.

(b)Successor Laws.  Any reference to any particular Code section or any other Law will be interpreted to include any revision or amendment thereof, or successor thereto, regardless of how it is numbered or classified.

(c)Cross-Reference of Other Definitions.  Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Acquisition Transaction	Section 6.05
Actual Cash	Section 2.07(b)
Actual Company Transaction Expenses	Section 2.07(b)
Actual Indebtedness	Section 2.07(b)
Actual Working Capital	Section 2.07(b)

Agreement	Preamble
Allocation	Section 7.10(k)
Allocation Schedule	Section 2.03
Amended Company LLC Agreement	Section 2.02(b)
Annual Budget	Section 6.01(a)
Anti-corruption Laws	Section 4.08(b)
Benefit of the Bargain Damages	Section 9.02
Blocker Interests	Recitals
Blocker Sale	Recitals
Blocker Sellers	Preamble
Blocker V	Preamble
Blocker V Interests	Recitals
Blocker V Seller	Preamble
Blocker VI	Preamble
Blocker VI Interests	Recitals
Blocker VI Seller	Preamble
Blockers	Preamble
Burdensome Condition	Section 6.06(a)
Buyer	Preamble
Buyer Arrangements	Section 7.13
Buyer Guarantor	Preamble
Buyer Transaction Expenses	Section 7.03
Certificate of Merger	Section 2.02(a)
Chancery Court	Section 10.11
Closing	Section 2.05
Closing Certificate	Section 2.03
Closing Date	Section 2.05
Closing Statement	Section 2.07(a)
Collective Bargaining Agreement	Section 4.13(a)(xii)
Company	Preamble
Company Intellectual Property	Section 4.12(a)
Company IP Agreements	Section 4.12(a)
Company IT Assets	Section 4.12(f)
Company Parties	Section 10.18
Company Registered Intellectual Property	Section 4.12(a)
Confidentiality Agreement	Section 6.03
Continuing Employees	Section 7.06
Contract	Section 3.03
Covered Representations	Section 7.12(a)
D&O Indemnitee	Section 7.08(a)
Debt Financing	Section 6.09(a)
Debt Financing Source	Section 10.18
DGCL	Section 9.02
Disclosure Schedule	Section 10.16
Dispute Notice	Section 2.07(b)
Effective Time	Section 2.02(a)
Enforceability Exceptions	Section 3.02(b)s
Equity Securities	Section 3.04(c)

Financial Statements	Section 4.06
Financing Cooperation Parties	Section 6.09(a)
Guaranteed Obligations	Section 10.19
Initial Outside Date	Section 9.01(d)
Insurance Policies	Section 4.14
Intermediate Holding	Section 4.04(e)
Item of Dispute	Section 2.07(b)
Liability	Section 4.06(d)
LLCA	Recitals
Material Contracts	Section 4.13(b)
Merger	Recitals
Merger Sub	Preamble
Most Recent Balance Sheet	Section 4.06(b)
New Plans	Section 7.06
Nonparty Affiliates	Section 10.03(b)
OFAC	Section 1.01
Outside Date	Section 9.01(d)
Parties	Preamble
Party	Preamble
Payment Fund	Section 2.04(a)
Payoff Letters	Section 2.04(c)
Permits	Section 4.08(a)
Privileged Communications	Section 7.07
Related Party	Section 4.19
RWI Policy	Section 2.08
Seller Group	Section 7.07
Seller Note	Section 4.04(e)
Seller Representative	Preamble
Seller Tax Contest	Section 7.10(e)(i)
Solvent	Section 5.07
Straddle Period	Section 7.10(f)
Support Agreemeent	Recitals
Surviving Company	Recitals
Tax Arbiter	Section 7.10(k)
Tax Contest	Section 7.10(e)(i)
Tax Refund	Section 7.10(b)
Transfer Taxes	Section 7.11
Valuation Firm	Section 2.07(b)
Waived Benefit	Section 7.13
Written Consent	Recitals

Article II

The Transactions

Section 2.01The Transactions.  On the terms and subject to the conditions set forth in this Agreement, at the Closing and in consideration of the delivery by Buyer of the Closing

Consideration in accordance with Section 2.04 and the other amounts in accordance with Section 2.06:

(a)first, following the Pre-Closing Reorganization, Blocker Sellers and Buyer shall consummate the Blocker Sale, pursuant to which each Blocker Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Blocker Sellers, all of the Blocker Interests held by such Blocker Seller free and clear of any Liens and restrictions on transfer (other than any generally applicable transfer restrictions under the Securities Act and applicable state securities Laws), for an amount equal to (i) the Class A Closing Consideration payable in respect of such Blocker Interests as set forth on the Allocation Schedule, plus (ii) any Additional Consideration that may become payable in respect of such Blocker Interests and (iii) subject to adjustment pursuant to the second sentence of Section 2.03; and

(b)second, immediately following the consummation of the Blocker Sale, the Parties shall consummate the Merger in accordance with the terms of Section 2.02 and this Agreement.

Section 2.02The Merger; Effects of the Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the LLCA, immediately following the consummation of the Blocker Sale, Merger Sub shall merge with and into the Company, and the separate existence of Merger Sub shall thereupon cease.  The Company shall be the Surviving Company.  The Merger shall have the effects set forth in the LLCA, this Agreement and the Certificate of Merger.  Without limiting the generality of the foregoing, at the Effective Time (as defined below), all of the rights and property of the Company and Merger Sub will vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become debts, liabilities and duties of the Surviving Company.

(a)Effective Time.  At the Closing, the Company shall file a certificate of merger in the form attached hereto as Exhibit B (the “Certificate of Merger”).  The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as may be agreed to by Buyer and the Company in writing and specified in the Certificate of Merger (the date and time that the Merger becomes effective is referred to as the “Effective Time”).

(b)Organizational Documents.  At the Effective Time, subject to Section 7.08, (i) the certificate of formation of the Company shall be the certificate of formation of the Surviving Company until thereafter changed or amended as provided by Law and such certificate of formation and (ii) the Company LLC Agreement shall be amended and restated to read in its entirety as the limited liability company agreement of Merger Sub (other than the name of the Company which shall remain Relay Holding, LLC), which shall be the operating agreement of the Surviving Company (the “Amended Company LLC Agreement”), until thereafter changed or amended as provided by Law or such operating agreement.

(c)Officers and Directors.  From and after the Effective Time, (i) the managers of the Surviving Company shall be determined pursuant to the terms of the Amended Company LLC Agreement and (ii) the officers of the Surviving Company shall be determined pursuant to the terms of the Amended Company LLC Agreement.

(d)Effect on Equity Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Buyer, Merger Sub or the holders of any of the equity interests of Merger Sub or the Company:

(i)all of the Units owned by Buyer or any of its Affiliates (as of immediately prior to the Closing, excluding, for the avoidance of doubt, the Blockers) shall be cancelled and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor;

(ii)all of the Class A Units owned by the Blockers shall be converted into a like number of units of the Surviving Company;

(iii)all of the Class A Units other than those described in Section 2.02(d)(i)-(ii) shall be cancelled and shall cease to exist and shall be converted into and represent the right of the Member holding such Class A Units to receive an amount in cash (without interest) equal to (A) such Member’s Aggregate Class A Closing Consideration as set forth on the Allocation Schedule, plus (B) any Additional Consideration that may become payable in respect of the Class A Units held by such Member (as of immediately prior to the Effective Time) and (C) subject to adjustment pursuant to the second sentence of Section 2.03;

(iv)all of the Class B Units other than those described in Section 2.02(d)(i) shall be cancelled and shall cease to exist and shall be converted into and represent the right of the Member holding such Class B Units to receive an amount in cash (without interest) equal to (A) such Member’s Aggregate Class B Closing Consideration as set forth on the Allocation Schedule, plus (B) any Additional Consideration that may become payable in respect of the Class B Units held by such Member (as of immediately prior to the Effective Time) and (C) subject to adjustment pursuant to the second sentence of Section 2.03; and

(v)all equity interests of Merger Sub outstanding immediately prior to the Effective Time shall be converted into equity interests of the Surviving Company such that the equity interests of the Surviving Company held by Buyer and the Blockers will collectively equal 100% of the issued and outstanding equity interests of the Surviving Company at the Effective Time.

(e)If, at any time after the Effective Time, the Surviving Company shall reasonably determine or shall be reasonably advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of the Company, all such other actions and things necessary to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

(f)From and after the Effective Time, there shall be no registration of transfers on the books and records of the Surviving Company of any Units that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Units are presented to the Surviving Company, they shall be surrendered and canceled as provided in Section 2.02.

Section 2.03Closing Certificate; Allocation Schedule.  No later than four (4) Business Days prior to the Closing, the Company shall deliver to Buyer a statement (the “Closing Certificate”), together with reasonable supporting documentation related thereto, setting forth (to the extent practicable as of such date): (a) the Company’s good faith calculation of the Estimated Working Capital, the Estimated Indebtedness, the Estimated Cash and the Estimated Company Transaction Expenses, (b) the Closing Consideration and (c) a schedule (the “Allocation Schedule”) setting forth (i) the Class A Closing Consideration and the Class B Closing Consideration with respect to the Units held by each Seller and (ii) with respect to each Seller, the Aggregate Class A Closing Consideration and/or the Aggregate Class B Closing Consideration to which such Seller is entitled pursuant to this Agreement.  For purposes of clause (c)(ii) of the foregoing sentence, the Seller Representative shall adjust the portion of the Closing Consideration to which each Seller is entitled as provided in the definition of “Class A Closing Consideration”.  The Company shall consider in good faith any comments made by Buyer with respect to the calculations set forth on the Closing Certificate and the Allocation Schedule and, to the extent the Company agrees to any such comments, incorporate the same into the Closing Certificate and the Allocation Schedule, it being understood, however, that the calculations set forth on the Allocation Schedule included with the final Closing Certificate shall be final, and each of the Parties shall be entitled to rely conclusively thereon.  The Allocation Schedule shall be prepared in accordance with and shall comply with all relevant terms of the Company’s Organizational Documents, the Company LLC Agreement, this Agreement and applicable Law.  Buyer shall be entitled to conclusively rely on the Allocation Schedule (including the recipients of Closing Consideration and amounts thereof and including any updates and adjustments to the Allocation Schedule delivered by the Seller Representative in accordance with Section 2.07(c)) and shall not have any Liability relating to any inaccuracy in the Allocation Schedule or any improper adjustment made by the Seller Representative to the Allocation Schedule in accordance with this Section 2.03.

Section 2.04Payment of Closing Amounts.

(a)At the Closing, Buyer shall deliver to the Paying Agent, for the benefit of Sellers, cash in an amount equal to the Closing Consideration (the “Payment Fund”), to be paid in accordance with the Allocation Schedule.  Buyer shall provide the Paying Agent with irrevocable instructions to deliver the Payment Fund to Sellers and that the Payment Fund shall not be used for any other purpose.  The Payment Fund shall be held in a non-interest bearing account.  Upon completion and payment in full to the Paying Agent of the Payment Fund (or any other payment in accordance with this Agreement), Buyer will be fully and finally discharged from any obligation to pay all or any portion of the Closing Consideration (or any other payment in accordance with this Agreement) to the Members.

(b)Following the Closing, with respect to the Blocker Interests, in exchange for delivery by Blocker Sellers to the Paying Agent of a unit power in a form reasonably acceptable to Buyer in respect of the Blocker Interests duly executed in favor of Buyer and the satisfaction of any other customary requirements of the Paying Agent, Buyer shall direct the Paying Agent to deliver to Blocker Sellers, at the Closing, out of the Payment Fund, an amount equal to the

Aggregate Class A Closing Consideration payable to the Blockers as set forth on the Allocation Schedule.

(c)Following the Closing, with respect to the Directly Held Units, following the satisfaction of any customary requirements of the Paying Agent, Buyer shall direct the Paying Agent to deliver to such Member (including Management HoldCo), out of the Payment Fund, an amount equal to the Aggregate Class A Closing Consideration and/or Aggregate Class B Closing Consideration payable to such Member as set forth on the Allocation Schedule.

(d)At the Closing, Buyer shall repay, or cause to be repaid, all Indebtedness of the Blockers, the Company and its Subsidiaries outstanding as of immediately prior to the Closing and set forth on the Indebtedness Payoff Schedule as delivered to Buyer by the Company no later than two (2) Business Days prior to the Closing (which Indebtedness Payoff Schedule shall include all Indebtedness for borrowed money of the Company or any of its Subsidiaries).  In order to facilitate such repayment, prior to the Closing, the Company shall obtain payoff letters (the “Payoff Letters”) for all such Indebtedness in customary form and substance, which Payoff Letters shall indicate that the lenders of such Indebtedness have agreed to release all Liens in respect of such Indebtedness relating to the assets and properties of the Blockers, the Company and its Subsidiaries upon receipt of the amounts indicated in such Payoff Letters.

(e)At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Blockers, the Company and its Subsidiaries, Sellers or their respective Affiliates, as applicable, the Company Transaction Expenses set forth on the Company Transaction Expenses Payment Schedule as delivered to Buyer by the Company no later than two (2) Business Days prior to the Closing (which Company Transaction Expenses Payment Schedule shall include all Company Transaction Expenses of the type described in clauses (a) or (c) of the definition thereof), to the extent unpaid as of immediately prior to the Closing.  In order to facilitate such payment, prior to the Closing, the Company shall obtain invoices, as applicable, with respect to such Company Transaction Expenses that are to be paid by Buyer pursuant to this Section 2.04(e).

(f)At the Closing, Buyer shall deposit with the Seller Representative an amount of cash equal to the Seller Representative Holdback Amount, to be held by the Seller Representative and disbursed in accordance with the terms of this Agreement.

Section 2.05The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via electronic exchange of documents on the second (2nd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than those conditions to be satisfied at the Closing itself, but subject to the satisfaction or waiver of such conditions at the Closing) or such other date as the Parties may mutually determine (the actual date of the Closing, the “Closing Date”).

Section 2.06Deliveries at the Closing.  At the Closing, the Parties shall deliver, or cause to be delivered, each of the following:

(a)Buyer and the Seller Representative shall execute and deliver the Paying Agent Agreement, and, upon execution and delivery by the Paying Agent of the Paying Agent

Agreement, Buyer shall deliver to the Paying Agent cash, by wire transfer of immediately available funds, in an amount equal to the Closing Consideration;

(b)Buyer shall repay, or cause to be repaid, on behalf of the Blockers and the Company and its Subsidiaries, the Indebtedness of the Blockers, the Company and its Subsidiaries outstanding as of immediately prior to the Closing and set forth on the Indebtedness Payoff Schedule, in accordance with the Payoff Letters;

(c)Buyer shall pay, or cause to be paid, on behalf of the Blockers, the Company and its Subsidiaries, Sellers or their respective Affiliates, as applicable, the Company Transaction Expenses set forth on the Company Transaction Expenses Payment Schedule, to the extent unpaid as of immediately prior to the Closing, in accordance with the invoices, as applicable, delivered pursuant to Section 2.04(e);

(d)Buyer and the Seller Representative shall execute and deliver the Escrow Agreement, and, upon execution and delivery by the Escrow Agent of the Escrow Agreement, Buyer shall deliver to the Escrow Agent cash, by wire transfer of immediately available funds, in an amount equal to the Adjustment Escrow Amount, to be deposited in the Adjustment Escrow Account in accordance with the terms of the Escrow Agreement; and

(e)each Blocker Seller and each other Seller shall deliver to Buyer an IRS form W-9.

Section 2.07Post-Closing Adjustment.

(a)Promptly, but in any event within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Seller Representative a statement, duly certified by Buyer as accurately setting forth Buyer’s good faith determination of (i) the Indebtedness of the Blockers, the Company and its Subsidiaries, (ii) the Working Capital of the Blockers, the Company and its Subsidiaries, (iii) the Cash of the Blockers, the Company and its Subsidiaries and (iv) the Company Transaction Expenses, in each case as of immediately prior to the Closing, together with (x) the balance sheet of the Blockers, the Company and its Subsidiaries from which such determinations were derived and (y) such other relevant information on which the calculations reflected on such statement are based (such statement, together with such accompanying balance sheets and other information, the “Closing Statement”).  Buyer shall deliver such work papers (subject to the Seller Representative executing and delivering customary access letters) and other documents and information supporting the Closing Statement and the calculations therein as the Seller Representative may reasonably request.  If the Seller Representative does not receive a Closing Statement within ninety (90) days after the Closing Date, the Estimated Indebtedness, the Estimated Working Capital, the Estimated Cash and the Estimated Company Transaction Expenses shall, at the Seller Representative’s election, be deemed to be the Actual Indebtedness, the Actual Working Capital, the Actual Cash and the Actual Company Transaction Expenses, respectively, and shall be conclusive and binding upon each of the Parties.

(b)The Seller Representative shall have reasonable access to all books and records and work papers (including those of Buyer’s and the Company’s accountants and auditors, subject to the Seller Representative executing and delivering customary access letters) relating to the Closing Statement and all other items reasonably requested by the Seller Representative related thereto.  If the Seller Representative disagrees with Buyer’s determination of the Indebtedness, Working Capital, Cash, or Company Transaction Expenses, in each case as reflected on the Closing Statement, the Seller Representative may, within forty-five (45) days after receipt of the Closing Statement, deliver a written notice (the “Dispute Notice”) to Buyer setting forth the Seller Representative’s calculation of each disputed amount (each an “Item of Dispute”).  If Buyer does not receive a Dispute Notice within forty-five (45) days after delivery by Buyer of the Closing Statement, the Closing Statement shall be conclusive and binding upon each of the Parties, and any amount in the Closing Statement not included as an Item of Dispute in a Dispute Notice delivered by the Seller Representative shall be conclusive and binding upon each of the Parties.  If Buyer receives a Dispute Notice from the Seller Representative within forty-five (45) days after delivery by Buyer of the Closing Statement, Buyer and the Seller Representative shall use reasonable efforts to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Closing Statement shall be modified to the extent necessary to reflect such resolution which shall be conclusive and binding on each of the Parties.  If any Item of Dispute remains unresolved as of the twentieth (20th) day after delivery by the Seller Representative of the Dispute Notice, Buyer and the Seller Representative shall jointly retain a “big four” national accounting firm without a material conflict of interest to resolve such remaining disagreement; provided that, if such firm is then unavailable for such purposes, refuses such engagement, or becomes conflicted, Buyer and the Seller Representative shall jointly retain an accounting or valuation firm of recognized national standing capable of serving as an independent accounting expert without a material conflict of interest to resolve such remaining disagreement (the “Valuation Firm”).  Buyer and the Seller Representative shall request that the Valuation Firm render a determination as to each unresolved Item of Dispute within thirty (30) days after its retention, and Buyer and the Seller Representative shall, and Buyer shall cause the Company and each of their respective agents and representatives to, cooperate fully with the Valuation Firm so as to enable it to make such determination as quickly and accurately as reasonably practicable, including the provision by Buyer and the Company of all books and records and work papers (including those of their accountants and auditors, subject to the Seller Representative executing and delivering customary access letters) relating to the Closing Statement and all other items reasonably requested by the Valuation Firm (in each case in such a manner so as not to waive or eliminate any privilege applicable to any such information).  The Valuation Firm shall consider only those items and amounts that were set forth on the Closing Statement and the Dispute Notice and that remain unresolved by Buyer and the Seller Representative.  In resolving any Item of Dispute, the Valuation Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party, or less than the smallest value for such item claimed by either Party, on the Closing Statement or the Dispute Notice, as applicable.  The Valuation Firm’s determination(s) shall be based upon the definitions of Indebtedness, Working Capital, Cash, and Company Transaction Expenses (as applicable) included herein.  The Valuation Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform to this Section 2.07 and shall be conclusive and binding upon each of the Parties, and the Closing Statement shall be modified to the extent necessary to reflect such determination(s), absent manifest error or fraud.  The Valuation Firm shall allocate its fees, costs and expenses between Buyer on the one hand, and the Seller Representative (on behalf of Sellers) on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the amount actually contested by such Party.  For example, if the Seller Representative claims the amount of Cash is $1,000 greater than the amount determined by Buyer, Buyer contests only $500 of the amount claimed by the Seller Representative, and the Valuation Firm ultimately resolves the dispute by awarding the Seller Representative $300 of the $500 contested, then the costs and expenses of the Valuation Firm will be allocated sixty percent

(60%) (i.e., three hundred divided by five hundred (300 ÷ 500)) to Buyer and forty percent (40%) (i.e., two hundred divided by five hundred (200 ÷ 500)) to the Seller Representative.  The Indebtedness, the Working Capital, the Cash and the Company Transaction Expenses, in each case as finally determined pursuant to this Section 2.07, are referred to herein as the “Actual Indebtedness,” the “Actual Working Capital,” the “Actual Cash,” and the “Actual Company Transaction Expenses” respectively.

(c)Updated Allocation Schedule.  If any Additional Consideration is payable to Sellers pursuant to this Section 2.07 or Section 10.17(e), within two (2) Business Days after the Net Adjustment Amount and the components thereof are finally determined in accordance with Section 2.07(a)-(b) or the amount of any Additional Consideration is determined pursuant to Section 10.17(e), the Seller Representative shall deliver to Buyer an updated Allocation Schedule, which shall set forth (i) the Class A Additional Consideration and the Class B Additional Consideration with respect to the Units held by each Seller and (ii) with respect to each Seller, the Aggregate Class A Additional Consideration and/or the Aggregate Class B Additional Consideration to which such Seller is entitled with respect to amounts payable pursuant to Section 2.07(d) or Section 10.17(e).

(d)Payments to Buyer.  If the Net Adjustment Amount is negative, the Seller Representative and Buyer shall, within five (5) Business Days after determination of the Net Adjustment Amount, jointly instruct the Escrow Agent to (i) pay to Buyer, by wire transfer of immediately available funds from the Adjustment Escrow Account to a bank account designated in writing by Buyer, an amount equal to the lesser of the absolute value of the Net Adjustment Amount and the Adjustment Escrow Amount and (ii) release to the Paying Agent for further distribution to Sellers an amount equal to the balance remaining (if any) of the Adjustment Escrow Account (after any payment made to Buyer from the Adjustment Escrow Account pursuant to the foregoing clause (i)) which shall in each case be distributed to Sellers in accordance with the Allocation Schedule, as updated pursuant to Section 2.07(c), subject to adjustment pursuant to the definition of Class A Additional Consideration.  Notwithstanding anything herein to the contrary, in no event shall the Seller Representative or any Seller be liable for or required to make any payments in respect of any adjustments pursuant to this Section 2.07 in excess of the then-remaining balance of the Adjustment Escrow Account, including any earnings thereon, or from any source of funds other than the Adjustment Escrow Account.

(e)Payments by Buyer.  If the Net Adjustment Amount is positive, within five (5) Business Days after determination of the Net Adjustment Amount, (i) Buyer shall pay to the Paying Agent for further distribution to Sellers, an amount equal to the lesser of Net Adjustment Amount and the Adjustment Escrow Amount, and (ii) Buyer and the Seller Representative shall jointly instruct the Escrow Agent to release to the Paying Agent for further distribution to Sellers, an amount equal to the balance of the Adjustment Escrow Account, including any earnings thereon, in each case by wire transfer of immediately available funds to the bank account designated by each such Seller, which shall in each case be distributed to Sellers in accordance with the Allocation Schedule, as updated pursuant to Section 2.07(c), subject to adjustment pursuant to the definition of Class A Additional Consideration.  Notwithstanding anything herein to the contrary, in no event shall Buyer be liable for or required to make any payments in respect of any adjustments pursuant to this Section 2.07 in excess of an amount equal to the Adjustment Escrow Amount.

(f)All adjustment payments made pursuant to this Section 2.07 shall be treated as adjustments to the Closing Consideration for Tax purposes.

Section 2.08RWI Policy.  To the extent Buyer obtains a representation and warranty insurance policy at Buyer’s sole election (a “RWI Policy”), any such RWI Policy shall include a provision whereby the insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against Sellers or their respective Affiliates, or any former or current general or limited partners, stockholders, managers, members, directors, officers, employees, agents and representatives of any of the foregoing with respect to any claim made by any insured thereunder (except for Fraud).  No insured party under the RWI Policy shall waive, amend, modify or otherwise revise such provision, or allow such provision to be waived, amended, modified or otherwise revised without the prior written consent of the Seller Representative.

Section 2.09Withholding.  Buyer may deduct and withhold from the consideration otherwise paid or deliverable to any Person in connection with the transactions contemplated in this Agreement such amounts that Buyer is required to deduct and withhold under the Code or any provision of state, local or non-U.S. Tax Law; provided, however, that Buyer shall notify the Seller Representative in writing of any such requirement to deduct or withhold at least ten (10) days before the payment to which such deduction or withholding would apply, which notice shall include (a) a copy of the calculation of the amount to be deducted and withheld and (b) any applicable provision of the Code or state, local or non-U.S. Tax Law pursuant to which such deduction and withholding is required.  The Parties shall fully cooperate to reduce or otherwise eliminate any such amounts required to be deducted and withheld to the maximum extent permitted by applicable Law. To the extent that Buyer fully satisfies its obligations pursuant to this Section 2.09, any such amounts that are so deducted and withheld, and timely paid to the appropriate taxing authority by Buyer, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

Representations and Warranties of Blocker SellerS

AND THE BLOCKERS

As a material inducement to Buyer and Merger Sub to enter into this Agreement, each Blocker Seller, severally (and not jointly), with respect to itself and its related Blocker, represents and warrants to Buyer and Merger Sub as follows, in each case, subject to Section 10.16, except as set forth in the Disclosure Schedule:

Section 3.01Organization of Blocker Sellers and the Blockers.

(a)Blocker V Seller is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(b)Blocker V is a limited liability company, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Blocker V has made available to Buyer true and complete copies of its Organizational Documents.

(c)Blocker VI Seller is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(d)Blocker VI is a limited liability company, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Blocker VI has made available to Buyer true, correct and complete copies of its Organizational Documents.

Section 3.02Authorization; Binding Effect.

(a)Each of Blocker V Seller, Blocker VI Seller, Blocker V, and Blocker VI has full limited partnership or limited liability company (as applicable) power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by such Blocker Seller and such Blocker of this Agreement and each Ancillary Document to which it is a party, the performance by such Blocker Seller and such Blocker of their obligations hereunder and thereunder and the consummation by such Blocker Seller and such Blocker of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited partnership and limited liability company action.

(b)This Agreement and each Ancillary Document to which such Blocker Seller or such Blocker is a party have been or will be duly executed and delivered by such Blocker Seller or such Blocker, as applicable, and assuming that this Agreement and such Ancillary Documents are each a valid and binding obligation of the other parties hereto and thereto, constitute, or when executed and delivered will constitute, the valid and legally binding obligation of such Blocker Seller or such Blocker, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).

Section 3.03Noncontravention.  Neither the execution, delivery or performance of this Agreement or each Ancillary Document to which such Blocker Seller or such Blocker is a party by such Blocker Seller or such Blocker, nor the consummation by such Blocker Seller or such Blocker of the transactions contemplated hereby or thereby, will (a) violate, conflict with, constitute a default, or require any consent or notice under, or require the making of any payment or redemption under, or otherwise adversely affect the rights of such Blocker Seller or such Blocker under, any provision of the Organizational Documents of such Blocker Seller or such Blocker, (b) assuming the accuracy of the representation and warranties of Buyer in Section 5.03, violate, conflict with, result in a default or breach of (or any event that, with notice or lapse of time or both, would become a breach or violation under) or with or without notice, lapse of time or both, conflict with, result in a breach or violation of, constitute a default under, result in the termination (or right of termination), cancellation, creation or acceleration of any rights under, or give rise to the imposition of any Lien (other than a Permitted Lien), or permit any Person to terminate, modify, cancel, amend, accelerate, declare due and payable prior to its stated maturity, or require any consent or notice or payment to any Person under, any contract, agreement, commitment, indenture, mortgage, lease, pledge, note bond, license, permit or other written instrument or obligation (each, a “Contract”) or Permit to which such Blocker Seller or such Blocker is subject to or by which their respective assets are bound or any Law or other restriction of any Governmental Authority to which such Blocker Seller or Blocker is subject, except, in each case of clause (b), as would not, individually or in the aggregate, prevent, materially delay or materially impair such Blocker Seller’s or such the Blocker’s ability to consummate the transactions contemplated by this Agreement or reasonably be expected to be material to the applicable Blocker.  Except for the applicable requirements of the HSR Act, neither the execution, delivery or performance of this Agreement by each Blocker Seller and each Blocker, nor the consummation by such Blocker Seller and such Blocker of the transactions contemplated hereby, will (x) require any consent or approval of or notice to any Governmental Authority, except for consents, approvals or notices the failure of which to obtain or provide would not, individually or in the aggregate, prevent, materially delay or materially impair such Blocker Seller’s or such Blocker’s ability to consummate the transactions contemplated hereby or reasonably be expected to be material to the applicable Blocker or (y) result in or give rise to the imposition of any Lien on the applicable Blocker Interests.

Section 3.04Capitalization; Title to Blocker Interests and Units; Subsidiaries.

(a)All of the Blocker Interests have been duly authorized, validly issued, fully paid, and are owned beneficially and of record by the Blocker Sellers as set forth on Schedule 3.04 in the Disclosure Schedule, free and clear of all Liens other than generally applicable restrictions on transfer arising under the Securities Act and applicable state securities Laws.  At the Closing, Buyer shall acquire good, valid and marketable title to the Blocker Interests, free and clear of all Liens other than generally applicable restrictions on transfer arising under the Securities Act and applicable state securities Laws.

(b)As of the date hereof, (i) the Oaktree Holders own the Units as set forth on Schedule 4.04(a) of the Disclosure Schedule and (ii) the Blockers own 100% of the Equity Interests of the Oaktree Holders, in each case, free and clear of all Liens other than generally applicable restrictions on transfer arising under the Securities Act and applicable state securities Laws. Following the Pre-Closing Reorganization and as of the Closing, the Blockers and the Oaktree Holders own the Units as set forth in the definitive documentation effectuating the Pre-Closing Reorganization, free and clear of all Liens other than generally applicable restrictions on transfer arising under the Securities Act and applicable state securities Laws.

(c)Following the Pre-Closing Reorganization and as of the Closing, except for the Units, no Blocker (i) owns, of record or beneficially, any equity interests in, or any interest convertible into or exchangeable or exercisable for any equity interests in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any Person or (ii) controls any other Person.

(d)  The Blocker Interests were issued in compliance with the Organizational Documents of the applicable Blocker and all applicable Laws.  Except for the Blocker Interests, there are (i) no securities of such Blocker convertible into, exercisable or exchangeable for any shares of capital stock, units or other equity interests or voting or non-voting securities, as applicable, (the “Equity Securities”) of such Blocker, (ii) no outstanding or authorized options, warrants, purchase rights, subscription rights, rights of first refusal, preemptive rights, conversion rights, exchange rights or other Contracts or commitments that could require such Blocker to issue, sell or otherwise cause to become outstanding any of its units or Equity Securities, (iii) no outstanding or authorized calls, profits interests, equity or stock appreciation, phantom equity or stock, profit participation or similar rights with respect to such Blocker, (iv) no outstanding Contracts or other commitments or arrangements of any kind to which such Blocker is subject or bound (other than this Agreement) restricting or requiring the issuance, transfer, granting, delivery of sale, after the date hereof of the Equity Securities of such Blocker and (v) no repurchase, redemption or other obligation to acquire for value any shares of any class of units or equity interests of such Blocker.  There is no voting trust, proxy, stockholders or other agreement or understanding to which any Blocker Seller or any Blocker is a party, or to the knowledge of the directors and officers of such Blocker Seller and such Blocker, any other agreement or understanding, with respect to the registration, voting or transfer of the Equity Securities of the applicable Blocker.

Section 3.05Broker’s Fees.  Except as set forth on Schedule 3.05 in the Disclosure Schedule, no Blocker Seller nor Blocker has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 3.06Business Activities; Undisclosed Liabilities.  Each Blocker was formed for the purpose of investing in the Company.  Except for the obligations or liabilities incurred in connection with its incorporation, organization, capitalization and maintenance in the ordinary course of business (including distributions of cash from time to time), and the transactions contemplated by this Agreement, and except for this Agreement and any other agreements or arrangements contemplated by this Agreement (including the Ancillary Documents), (a) no Blocker has and as of the Closing will not have engaged in any business activities of any type or kind whatsoever, (b) no Blocker has and as of the Closing will not have had any employees or sponsored any employee benefit plan, and (c) there is no Liability, debt or obligation of or claim against any Blocker.  No Blocker has owned any material assets or properties, other than directly (following the Pre-Closing Reorganization) or indirectly (prior to the Pre-Closing Reorganization) owning Units and cash or cash equivalents.

Section 3.07Legal Compliance.  Each Blocker is, and has been since its formation, in compliance in all material respects with all Laws applicable to it.  Since its formation, each Blocker has not received any written or, to the Knowledge of the Company, oral notice, order, complaint or other communication from any Governmental Authority that alleges that such Blocker is not in compliance in any material respect with any Law applicable to such Blocker.

Section 3.08Tax Matters.  Except as set forth on Schedule 3.08 in the Disclosure Schedule:

(a)Each Blocker has filed, or caused to be filed, all Income Tax Returns and all other material Tax Returns required to be filed by it under applicable Tax Law, and all such Tax Returns are complete and correct in all material respects.

(b)Each Blocker has paid all material Taxes due and owing by it (whether or not such Taxes are shown on any Tax Return), and has withheld or deducted and paid over to the appropriate taxing authority all material Taxes that it is required to withhold or deduct from amounts paid or owing or deemed paid or owing to any employee, stockholder, creditor or other third party (in each case, other than Taxes that are not yet due and payable or Taxes that are being contested in good faith).

(c)Neither Blocker is the beneficiary of any extension of time within which to file any Tax Return other than any such extension obtained in the ordinary course of business.

Neither Blocker has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(d)There is no audit or administrative or judicial Tax proceeding pending or threatened against either Blocker in respect of any Taxes of such Blocker.  There is no Tax assessment or deficiency asserted in writing against either Blocker that has not been paid, settled, or otherwise resolved.  Neither Blocker has received a written claim from any taxing authority in a jurisdiction where such Blocker does not file Tax Returns that such Blocker is subject to taxation by such jurisdiction or required to file Tax Returns in such jurisdiction.

(e)There are no Liens on any assets of either Blocker that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens.

(f)Neither Blocker (i) has been a member of an affiliated group filing a consolidated U.S. federal Income Tax Return (other than a group the common parent of which was such Blocker) and (ii) has any material Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6, as a transferee or successor, by Contract (other than a Contract the principal purpose of which is not related to Taxes) or otherwise under applicable Law. Neither Blocker is a party to any tax allocation or tax sharing agreement (other than any such agreement the principal purpose of which is not related to Taxes).

(g)Within the past two (2) years, neither Blocker has distributed stock of another Person in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h)Neither Blocker is or has been a party to any “listed transaction,” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(i)Neither Blocker is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(j)Neither Blocker is a beneficiary of any Tax rebate, Tax holiday or similar arrangement or agreement with any governmental authority, or is subject to, or has applied for, any private letter ruling with the U.S. Internal Revenue Service or any other taxing authority.

(k)Neither Blocker is subject to Tax in any jurisdiction other than its jurisdiction of formation by virtue of having a permanent establishment or other place of business in such jurisdiction.

(l)Neither Blocker will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following:  (i) change in (or use of an improper) method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement,” as described in Section 7121 of the Code or any similar provision of state, local, or non-U.S. Tax Law, executed by the Blocker on or prior to the Closing Date; (iii) installment sale or open transaction disposition made, or prepaid amount received or deferred revenue accrued, by the Blocker on or prior to the Closing Date; or (iv) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code or any similar provision of state, local, or non-U.S. Tax Law.  Neither of the Blockers has made any election under Section 965 of the Code, and neither Blocker will have any Tax Liability under Section 965 of the Code for any taxable period (or portion thereof) ending after the Closing Date.

(m)Each Blocker has made a classification election for U.S. federal Income Tax purposes (and for applicable state and local Income Tax purposes) under Treasury Regulations Section 301.7701-3 to be classified as a corporation since its formation.

No representation is made in this Agreement with respect to the amount, sufficiency or availability of any net operating loss, capital loss, Tax position, Tax basis or other Tax attribute.

Section 3.09Litigation.  There is no Action, pending or, to the knowledge of the directors and officers of each Blocker Seller and each Blocker, threatened, against such Blocker Seller or such Blocker, any property or asset of such Blocker Seller or such Blocker or any present or former director or officer (in their capacities as such) of such Blocker Seller or such Blocker nor has there been any such Action pending since the Blocker’s formation.  No Blocker is subject to any settlement agreement or other similar agreement, outstanding judgment, order, decree or injunction of any court or other Governmental Authority.  As of the date of this Agreement, there is no Action (excluding counterclaims) that each Blocker Seller (in its capacity as a direct or indirect owner of Equity Securities of the Company or in connection with the Transactions contemplated by this Agreement) and each Blocker intend to initiate.

Article IV

Representations and Warranties of the Company

As a material inducement to Buyer and Merger Sub to enter into this Agreement, the Company represents and warrants to Buyer and Merger Sub, as follows, in each case, subject to Section 10.16, except as set forth in the Disclosure Schedule:

Section 4.01Organization of the Company.  The Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company is qualified to conduct business and in good standing (or its equivalent) under the Laws of each jurisdiction in which such qualification is required except in such jurisdictions where the lack of such qualification or the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  The Company has made available to Buyer true, correct and complete copies of the Organizational Documents of the Company, each as amended, modified or otherwise in effect.

Section 4.02Authorization; Binding Effect.

(a)The Company has full limited liability company power and authority to own, lease and operate its assets and properties and carry on its business and activities as presently conducted.

(b)The Company has full limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement and each Ancillary

Document to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action.  This Agreement and the transactions contemplated hereby have been approved by the Required Holders and such transactions constitute an Approved Sale.

(c)This Agreement and each Ancillary Document to which the Company is a party have been or will be duly executed and delivered by the Company and assuming that this Agreement and each such other Ancillary Document are each a valid and binding obligation of the other parties hereto and thereto, constitute, or when executed and delivered will constitute, the valid and legally binding obligation of the Company, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the Enforceability Exceptions.

Section 4.03Noncontravention.  Neither the execution, delivery or performance of this Agreement by the Company or each Ancillary Document to which the Company is a party, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (a) violate, conflict with, or require any consent or notice under, or require the making of any payment or redemption under, or otherwise adversely affect the rights of the Company under any provision of the Organizational Documents of the Company, (b) assuming the accuracy of the representation and warranty of Buyer in Section 5.03, violate, conflict with or result in a breach of (or any event that, with notice or lapse of time or both, would become a breach or violation under) or with or without notice, lapse of time or both, conflict with, result in a breach or violation of, constitute a default under, result in the termination (or right of termination), cancellation, creation or acceleration of any rights under, or give rise to the imposition of any Lien, or permit any Person to terminate, modify, cancel, amend, accelerate, declare due and payable prior to its stated maturity, or require any consent, notice or payment to any Person under, any Material Contract or Permit to which the Company or any of its Subsidiaries is subject or any Lease or Company IP Agreement or any Law or other restriction of any Governmental Authority to which the Company or any of its Subsidiaries is subject or (c) result in the creation or imposition of a Lien (other than a Permitted Lien) upon, or the forfeiture of, any assets of the Company, any Subsidiary of the Company or any of their assets except, in the case of clauses (b) and (c), except as would not, individually or in the aggregate, be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.  Except for the applicable requirements of the HSR Act, and except as set forth on Schedule 4.03 in the Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will require any consent or approval of or notice to any Governmental Authority, except for consents, approvals or notices the failure of which to obtain or provide would not, individually or in the aggregate, be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.04Capitalization; Subsidiaries.

(a)All of the issued and outstanding Units have been duly authorized and validly issued, fully paid, and (i) as of the date hereof (prior to giving effect to the Pre-Closing Reorganization) are owned beneficially and solely of record by the Members as set forth on Schedule 4.04(a), and (ii) after the Pre-Closing Reorganization and as of the Closing will be owned beneficially and solely of record by the Blockers, Relay Management Holdings, LLC, OCM Power V Relay PT, L.P. and OCM Power VI Relay PT, L.P., as set forth in the definitive documentation effectuating the Pre-Closing Reorganization, free and clear of all Liens other than generally applicable restrictions on transfer arising under the Securities Act and applicable state securities Laws, and were issued in compliance with the Organizational Documents of the Company, all contractual obligations binding upon the Company, all applicable Laws and any preemptive rights, rights of first refusal or similar rights of any Person.

(b)Schedule 4.04(b) in the Disclosure Schedule sets forth each of the Company’s Subsidiaries and, with respect to each Subsidiary, its jurisdiction of incorporation, formation or organization.  All of the issued and outstanding Equity Securities of each such Subsidiary have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable, as applicable, and are wholly owned beneficially and of record, directly or indirectly, by the Company or one of the Company’s Subsidiaries as set forth on Schedule 4.04(b) in the Disclosure Schedule, free and clear of all Liens other than generally applicable restrictions on transfer arising under the Securities Act and applicable state securities Laws and any Permitted Liens. Other than the Company’s Subsidiaries set forth on Schedule 4.04(b) in the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or controls, or have any contractual obligation or commitment to acquire, directly or indirectly, any interest or other Equity Securities in any other Person or have an obligation to otherwise make any investment in any Person.  Each of the Subsidiaries identified on Schedule 4.04(b) in the Disclosure Schedule is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has full organizational power and authority to own, lease and operate its properties and carry on its business as presently conducted.  Each of the Subsidiaries identified on Schedule 4.04(b) in the Disclosure Schedule is qualified to conduct business and in good standing under the Laws of each jurisdiction in which such qualification is required, except in such jurisdictions where the lack of such qualification or the failure to be in good standing would not, individually or in the aggregate, have or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c)There are no Equity Securities of the Company, other than the Units.  Except as set forth on Schedule 4.04(c) in the Disclosure Schedule, there are (i) no Equity Securities of the Company or any of its Subsidiaries convertible into, exercisable or exchangeable for Equity Securities of the Company or any of its Subsidiaries, (ii) no outstanding or authorized options, warrants, purchase rights, subscription rights, rights of first refusal, preemptive rights, conversion rights, exchange rights or other Contracts or commitments that could require the Company or any of its Subsidiaries to issue, sell or otherwise cause to become outstanding any of Equity Securities, (iii) no outstanding or authorized calls, profits interests, equity or stock appreciation, phantom equity or stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries, (iv) no outstanding Contracts to which the Company is subject or bound (other than this Agreement or the pledge of any assets in connection with the debt of the Company) restricting or requiring the issuance, transfer, granting, delivery of sale, after the date hereof of the Equity Securities of the Company or any of its Subsidiaries and (v) no repurchase, redemption or other obligation to acquire for value or issue any Equity Securities of the Company or any of its Subsidiaries.  There is no voting trust or other agreement or understanding to which the Company or any of its Subsidiaries is a party, or to the Knowledge of the Company, any other voting agreement or understanding, with respect to the voting of the Equity Securities of the Company or any of its Subsidiaries.

(d)With respect to each Class B Unit (i) Schedule 4.04(a) in the Disclosure Schedule sets forth the grant date and applicable threshold amount, and (ii) the holder thereof has made a valid election under Section 83(b) of the Code with respect to such Class B Units.  In addition, Schedule 4.04(a) in the Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each holder of Class B Units in Relay Management Holdings, LLC including (i) the type and number of units held, (ii) the acquisition date, purchase date or grant date, and (iii) with respect to Class B Units, the applicable threshold amount.  Each holder thereof has made a valid election under Section 83(b) of the Code with respect to such Class B Units.

(e)Each of the Company and Relay Intermediate Holding, LLC (“Intermediate Holding”) was formed for the purpose of investing in Equity Securities.  Except (i) for the obligations or liabilities incurred in connection with its incorporation, organization, capitalization and maintenance in the ordinary course of business (including distributions of cash from time to time), (ii) in the case of Intermediate Holding, that certain Promissory Note, dated as of August 30, 2021, by and between Intermediate Holding and 517 Lions Avenue Associates LLC (the “Seller Note”), (iii) this Agreement and any other agreements or arrangements contemplated by this Agreement (including the Ancillary Documents) and (iv) for obligations or liabilities arising out of its direct or indirect ownership, operation and/or management of the Company’s other Subsidiaries, (A) neither the Company nor Intermediate Holding has and as of the Closing will not have engaged in any business activities of any type or kind whatsoever, (B) neither the Company nor Intermediate Holding has and as of the Closing will not have had any employees or sponsored any employee benefit plan, and (C) there is no Liability, debt or obligation of or claim against the Company or Intermediate Holding. Neither the Company nor Intermediate Holding has owned any material assets or properties, other than (x) in the case of the Company, owning Equity Securities in Intermediate Holding and (y) in the case of Intermediate Holding, owning Equity Securities in Relay Intermediate LLC and the Seller Note.

Section 4.05Broker’s Fees.  Except as set forth on Schedule 4.05 in the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.  The fees and expenses of each broker, finder or agent identified on Schedule 4.05 in the Disclosure Schedule incurred in connection with the transactions contemplated hereby shall be paid solely by Sellers, except to the extent taken into account in the calculation of Estimated Company Transaction Expenses or Actual Company Transaction Expenses, in which case Sellers shall have no further Liability in respect thereof (other than in respect of the adjustments pursuant to the definition of Closing Consideration or Section 2.07).  The Company has made available to Buyer a true and correct copy of the engagement letter with Lincoln International LLC, which has been redacted solely to remove details regarding the calculation of the transaction fee thereunder.

Section 4.06Financial Statements; Undisclosed Liabilities.  Set forth on Schedule 4.06 in the Disclosure Schedule are true and complete copies of the following financial statements (collectively the “Financial Statements”):

(a)the audited consolidated balance sheets of Relay Intermediate, LLC and its Subsidiaries as of December 31, 2023 and December 31, 2022 and the related audited consolidated statements of income and cash flows for the fiscal years then ended;

(b)the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2024 (the “Most Recent Balance Sheet”) and the related statements of income and cash flows for the twelve (12)-month period then ended;

(c)The Financial Statements were prepared in accordance with the books of account and other financial records of the Company and its Subsidiaries, and fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the times and for the periods referred to therein, and, except as set forth on Schedule 4.06, were prepared in accordance with GAAP, consistently applied during the periods involved (except as disclosed in the notes thereto); provided, however, that the unaudited Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items (in each case, which are not, individual or in the aggregate, material).

(d)There is no liability, debt or obligation of or claim against the Company or any of its Subsidiaries any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise (each, a “Liability”), except for Liabilities (i) specifically reflected or reserved for on the Most Recent Balance Sheet or disclosed in the notes thereto, (ii) that have arisen since the date of the Most Recent Balance Sheet included in the Financial Statements in the ordinary course of business (none of which relates to breach or violation of, or default under, any Contract, violation of Law, tortious conduct or any Action), (iii) disclosed in the Disclosure Schedule or (iv) which would not reasonably be expected to result in material Liability to Company and its Subsidiaries, taken as a whole.

(e)The Company maintains a system of internal accounting controls which is commercially reasonable and, in all material respects, sufficient for a private business of the Company’s size to provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements and to maintain accountability for the assets and liabilities of the Company and its Subsidiaries.  The financial books and records and the accounts of the Company and its Subsidiaries used to prepare Financial Statements: (i) have been maintained materially in accordance with sound business practices on a basis consistent with prior years, (ii) are stated in reasonable detail, reflect actual bona fide transactions of the Company and its Subsidiaries and are accurate and complete in all material respects, and (iii) constitute the basis for the Financial Statements.

Section 4.07Absence of Changes.  From the date of the Most Recent Balance Sheet until the date of this Agreement, there has not been any Material Adverse Effect or any material casualty event affecting the Company or its Subsidiaries or their respective assets.  Without limiting the generality of the foregoing, other than the Pre-Closing Reorganization and except as set forth on Schedule 4.07 in the Disclosure Schedule, from the date of the Most Recent Balance Sheet until the date of this Agreement, the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course of business and neither the Company nor any of its Subsidiaries has taken any action which, if taken following the date hereof, would require Buyer’s consent pursuant to Section 6.01(a).

Section 4.08Legal Compliance.

(a)Except as set forth on Schedule 4.08(a) in the Disclosure Schedule, the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all Laws applicable to them or the operation of their business.  For the past three (3) years, the Company and its Subsidiaries have not received any written or, to the Knowledge of the Company, oral notice, order, complaint or other communication from any Governmental Authority that alleges that the Company or any of its Subsidiaries is not in compliance in any material respect with any Law applicable to it or the operation of its business.  The Company and its Subsidiaries have and are in possession of all material licenses, authorizations, permits and registrations of or from any Governmental Authorities required under applicable Law to carry on their business as currently conducted (the “Permits”).  The Company and its Subsidiaries are in compliance in all material respects with all such Permits, and all such Permits are valid and in full force and effect.  There is no pending or, to the Knowledge of the Company, threatened Action seeking to revoke or not renew or suspend any such Permit.

(b)For the past three (3) years, (i) neither the Company nor any of its Subsidiaries has violated any applicable Law relating to anti-bribery or anti-corruption or that otherwise prohibits the corrupt payment to any government or public officials, including the U.S. Foreign Corrupt Practices Act of 1977 (all such Laws, “Anti-corruption Laws”), (ii) to the Knowledge of the Company no director, officer, agent, employee, representative, consultant or other Person acting for or on behalf of the Company or any of its Subsidiaries has violated any Anti-corruption Laws and (iii) neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice alleging any such violation or conducted any internal investigation with respect to any actual, potential or alleged violation of any Anti-corruption Laws.

(c)Neither the Company and its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors or employees, or any agent or other third-party representative acting on behalf of the Company or its Subsidiaries, is a Sanctioned Person.  Neither the Company and its Subsidiaries, to the Knowledge of the Company, nor any of their respective officers, directors or employees, or any agent or other third party representative acting on behalf of the Company or its Subsidiaries, is (i) currently engaging or has for the past three (3) years engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Trade Control Laws, or (ii) otherwise in violation of applicable Trade Control Laws. For the past three (3) years, the Company and its Subsidiaries have not, to the Knowledge of the Company, received from any Governmental Authority any written notice, inquiry, or allegation, or made any voluntary or involuntary disclosure to a Governmental Authority related to any actual or potential violation of Trade Control Laws.

Section 4.09Title to Assets.  Except for properties and assets that have been sold or otherwise disposed of by the Company and its Subsidiaries in the ordinary course of business since the date of the Most Recent Balance Sheet, the Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in or a valid and enforceable right to use, all of the Real Property, tangible assets and other assets used in the conduct of their business as currently conducted, including all the properties and assets reflected on or acquired after the date of the Most Recent Balance Sheet, free and clear of all Liens except (a) as set forth on Schedule 4.09 in the Disclosure Schedule and (b) Permitted Liens.  Such assets are sufficient to conduct the business of the Company and its Subsidiaries in substantially the same manner as currently conducted.

Section 4.10Real Property.

(a)Schedule 4.10(a) in the Disclosure Schedule sets forth the address and description of each Owned Real Property.  With respect to each Owned Real Property: (i) the Company or the applicable Subsidiary (as the case may be) has good and valid fee simple title to such Owned Real Property, free and clear of all Liens, except as set forth on Schedule 4.10(a) in the Disclosure Schedule and Permitted Liens, (ii) except as set forth on Schedule 4.10(a) in the Disclosure Schedule, the Company and its Subsidiaries have not leased, consented to any sublease, assigned, transferred or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, (iii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal or any preemptive rights to purchase, lease, transfer, assign or otherwise use or occupy such Owned Real Property or any portion thereof or interest therein and (iv) the Company and its Subsidiaries are not party to any agreement or option to purchase, lease, transfer, assign or otherwise convey any real property or interest therein.

(b)Schedule 4.10(b) in the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property.  The Company has made available to Buyer a true, correct and complete copy of each such Lease.  Except as set forth on Schedule 4.10(b) in the Disclosure Schedule, the Company and its Subsidiaries have not subleased, assigned or transferred any interest in any Lease or granted any Person the right to use or occupy the Leased Real Property that is subject to such Lease.  With respect to each of the Leases: (i) the Company or the applicable Subsidiary party thereto holds a valid and existing leasehold interest under such Lease, and such Lease is binding on the Company or the applicable Subsidiary party thereto, is in full force and effect and is enforceable against the Company or the applicable Subsidiary party thereto and, to the Knowledge of the Company, the counterparties thereto, in each case, except as such enforceability may be limited by the Enforceability Exceptions; and (ii) neither the Company or the applicable Subsidiary party thereto, nor to the Company’s Knowledge any other party thereto, is in material breach, default or violation under such Lease.

(c)All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Real Property and the Owned Real Property are in good condition and repair in all material respects, normal wear and tear excepted and sufficient for the business of the Company and its Subsidiaries and there are no material repairs, replacements or regularly scheduled maintenance relating to any Leased Real Property and any Owned Real Property that have not been completed and are currently being delayed or deferred.  There are no building improvements affecting the Leased Real Property or the Owned Real Property pending, or to the Knowledge of the Company, threatened, which individually or in the aggregate, impair, or would reasonably be expected to impair, the value of the Leased Real Property or the Owned Real Property to which they relate or the present or intended use, occupancy and/or operation of such Leased Real Property or Owned Real Property.

Section 4.11Tax Matters.  Except as set forth on Schedule 4.11 in the Disclosure Schedule:

(a)The Company and its Subsidiaries have filed, or have caused to be filed, all Income Tax Returns and all other material Tax Returns required to be filed by them under applicable Tax Law, and all such Tax Returns are complete and correct in all material respects.

(b)The Company and its Subsidiaries have paid all material Taxes due and owing by them (whether or not such Taxes are shown on any Tax Return), and have withheld or deducted and paid over to the appropriate taxing authority all material Taxes that they are required to withhold or deduct from amounts paid or owing or deemed paid or owing to any employee, stockholder, creditor or other third party (in each case, other than Taxes that are not yet due and payable or Taxes that are being contested in good faith).

(c)Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return other than any such extension obtained in the ordinary course of business.  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(d)There is no audit or administrative or judicial Tax proceeding pending or threatened against the Company or any of its Subsidiaries in respect of any Taxes of the Company or such Subsidiary.  There is no Tax assessment or deficiency asserted in writing against the Company or any of its Subsidiaries that has not been paid, settled or otherwise resolved.  Neither the Company nor any of its Subsidiaries has received a written claim from any taxing authority in a jurisdiction where it does not file Tax Returns that the Company or any of its Subsidiaries is subject to taxation by such jurisdiction or required to file Tax Returns in such jurisdiction.

(e)There are no Liens on any assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any material Tax other than Permitted Liens.

(f)Neither the Company nor any of its Subsidiaries (i) is taxable as a corporation for U.S. federal Income Tax purposes or (ii) has any material Liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6, as a transferee or successor, or by contract (other than a contract the principal purpose of which is not related to Taxes).  Neither the Company nor any of its Subsidiaries is a party to any tax allocation or tax sharing agreement (other than any such agreement the principal purpose of which is not related to Taxes).

(g)Within the past two (2) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h)Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(i)Neither the Company nor any of its Subsidiaries is or would have been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code if such entity were a corporation for U.S. federal income Tax purposes.

(j)Neither the Company nor any of its Subsidiaries is a beneficiary of any Tax rebate, Tax holiday or similar arrangement or agreement with any governmental authority, or is subject to, or has applied for, any private letter ruling with the U.S. Internal Revenue Service or any other taxing authority.

(k)Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction other than its jurisdiction of formation by virtue of having a permanent establishment or other place of business in such jurisdiction.

(l)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following:  (i) change in (or use of an improper) method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement,” as described in Section 7121 of the Code or any similar provision of state, local, or non-U.S. Tax Law, executed by the Company or any of its Subsidiaries on or prior to the Closing Date; (iii) installment sale or open transaction disposition made, or prepaid amount received or deferred revenue accrued, by the Company or any of its Subsidiaries on or prior to the Closing Date.

(m)The Company is and has been classified as a partnership or disregarded entity for U.S. federal Income Tax, and state and local Income Tax, purposes, since its formation.  All Subsidiaries of the Company are classified for U.S. federal Income Tax, and state and local Income Tax, purposes as entities disregarded from their owner, and have been so classified since August 6, 2021.

(n)The Company has not made an election under Section 754 of the Code since its formation.

No representation is made in this Agreement with respect to the amount, sufficiency or availability of any net operating loss, capital loss, Tax position, Tax basis or other Tax attribute.

Section 4.12Intellectual Property.

(a)Schedule 4.12(a) in the Disclosure Schedule sets forth a complete list of each (i) patent and patent application; (ii) registered trademark and service mark, and application for the registration thereof; (iii) registered copyright; and (iv) domain name registration owned by the Company or any of its Subsidiaries as of the date of this Agreement (clauses (i) to (iv), collectively, the “Company Registered Intellectual Property” and, together with all other Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries, the “Company Intellectual Property”); and (v) each license, agreement or other Contract or permission pursuant to which the Company or any of its Subsidiaries has granted to any third party, or that a third party has granted to the Company or any of its Subsidiaries any right, license or covenant not to sue, with respect to any Intellectual Property Rights, in each case other than (1) commercially available “off-the-shelf” software licenses under which software is licensed to the Company or any of its Subsidiaries with respect to which the payment by the Company or any of its Subsidiaries, as applicable, is less than $250,000 during the last twelve (12) months, (2) non-exclusive licenses of Intellectual Property Rights granted to customers, service providers, suppliers, and distributors in the ordinary course of business and (3) contracts primarily for the provision of services to or from the Company or any of its Subsidiaries in which the licenses to Intellectual Property Rights granted in such Contract are merely incidental to the transactions contemplated in such Contract (collectively, the “Company IP Agreements”).

(b)The Company and its Subsidiaries own exclusively, free and clear of all Liens, other than Permitted Liens, all Company Registered Intellectual Property and all other Intellectual Property Rights that the Company or any of its Subsidiaries owns or purports to own, including all Intellectual Property Rights developed by employees or contractors of the Company or any of its Subsidiaries within the scope of their employment or engagement by the Company or any of its Subsidiaries.  During the past three (3) years, the Company and its Subsidiaries have not received any written or, to the Knowledge of the Company, oral notice or claim challenging the ownership, use, validity or enforceability of any Company Intellectual Property, and there is no claim, action, suit, investigation or proceeding pending against the Company or any of its Subsidiaries related to the foregoing.

(c)The Company and its Subsidiaries own, license or otherwise have a valid and enforceable right to use (without regard to any action taken by or at the direction of Buyer or any business plan of Buyer), all of the Intellectual Property Rights used in or otherwise necessary for the operation of the business of the Company and its Subsidiaries as presently conducted.

(d)Except as set forth on Schedule 4.12(d) in the Disclosure Schedule, (i) except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries nor the operation of the respective businesses of the Company and its Subsidiaries as currently conducted infringe, misappropriate or otherwise conflict with, or, during the past six (6) years, have infringed, misappropriated or otherwise conflicted with, any Intellectual Property Rights of any other Person and (ii) to the Knowledge of the Company, during the past three (3) years, no Person has infringed upon, misappropriated or otherwise conflicted with, or is currently infringing upon, misappropriating or otherwise conflicting with, any Company Intellectual Property in a manner that has a material impact on the business of the Company and its Subsidiaries.  Except as set forth on Schedule 4.12(d) in the Disclosure Schedule, during the past three (3) years, the Company and its Subsidiaries have not received any written or, to the Knowledge of the Company, oral notice or claim asserting that any such infringement, misappropriation or other conflict has or may have occurred.

(e)Each of the Company and its Subsidiaries has taken commercially reasonable measures that are designed to (i) maintain the confidentiality of its material confidential information (including material trade secrets and know-how) and (ii) protect and maintain its interest in the Company Intellectual Property.

(f)The information technology systems, assets and equipment (including all hardware, software, networks and infrastructure), in each case, owned, licensed, leased or otherwise used by the Company or any of its Subsidiaries (collectively, “Company IT Assets”) are sufficient for the current needs of the business of the Company and its Subsidiaries, and during the past three (3) years there have been no material failures, breakdowns, outages or unavailability of any Company IT Assets that has materially disrupted the operation of the business of the Company and its Subsidiaries.  The Company and its Subsidiaries have implemented and maintained reasonable backup and disaster recovery technology processes with respect to the Company IT Assets consistent with industry practices.

(g)The Company and its Subsidiaries are, and during the past three (3) years have been, in compliance in all material respects with all applicable Laws, their published privacy policies, and applicable provisions of Contracts to which the Company or any of its Subsidiaries is bound, in each case to the extent relating to data privacy, data protection and/or data security (including the collection, storage, protection, use, transfer, disposition or other processing of personally-identifiable information).  None of the Company nor any of its Subsidiaries has in the past three (3) years given notice to any Person of any actual or alleged data security breaches or data security failures or any material noncompliance pursuant to any applicable data privacy Laws. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, during the past three (3) years, there has been no unauthorized access to or breach of the security of any personally-identifiable information maintained or stored by or on behalf of the Company or any of its Subsidiaries in connection with their business.

Section 4.13Contracts and Commitments.

(a)Schedule 4.13(a) in the Disclosure Schedule sets forth a list as of the date of this Agreement of each of the following types of Contracts (together with all amendments, modifications, supplements and sales or purchase orders) to which the Company or any of its Subsidiaries is a party (other than (i) any Company Employee Benefit Plan or (ii) solely in respect of Contracts solely disclosable against Section 4.13(a)(v) or Section 4.13(a)(vi), any purchase orders entered into in the ordinary course of business where the master agreement is included in the applicable section of the Disclosure Schedule):

(i)any covenant not to compete or solicit or hire any officers, employees or service providers or customers granted by the Company or any of its Subsidiaries (or that would purport to apply to Buyer or its Affiliates after the Closing) in favor of a third party or any other Contract that limits the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ii)any Contract or group of related Contracts with respect to a single transaction or series of related transactions under which (A) the Company or any of its Subsidiaries is lessee or sublessor of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by the Company or such Subsidiary, in any case which has future Liability to the Company and its Subsidiaries in excess of $750,000 per annum and is not terminable by the Company and its Subsidiaries upon notice of sixty (60) calendar days or less;

(iii)any agreement or Contract under which the Company or any of its Subsidiaries has incurred Indebtedness or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness or liabilities of others;

(iv)(A) any partnership, strategic alliance or joint venture agreement and (B) all Contracts that provide for, relate to or involve any sharing of revenues, profits or losses in excess of $1,000,000 with one or more persons;

(v)any agreement for the sale, distribution, servicing by the Company and its Subsidiaries of goods or services that provides for payments to the Company or any of its Subsidiaries in excess of $3,750,000 per annum and is not terminable by the Company and its Subsidiaries upon notice of sixty (60) calendar days;

(vi)any agreement with (A) a Key Customer or (B) a Key Supplier;

(vii)any agreement granting any third party the exclusive right to purchase or distribute the Company’s or any of its Subsidiaries’ products or services;

(viii)any agreement pursuant to which the Company or any of its Subsidiaries has provided a “most favored nation” provision to the other party;

(ix)any agreement granting to any Person any exclusive rights or an option or right of first refusal, right of first offer or similar preferential right to purchase or acquire any assets or property of the Company or any of its Subsidiaries;

(x)any agreement in respect of the acquisition or disposition of material assets or a business under which any material Liabilities remain, including that obligates the Company or any of its Subsidiaries to make (A) any earn-out or similar payments based on future performance of an acquired business or assets or, (B) future payments for the acquisition of a previously acquired Person or business (or the retention of key personnel in connection therewith);

(xi)any agreement providing for payments with respect to an environmental indemnity by or to the Company or its Subsidiaries that will survive the Closing, other than any such indemnity given to or received from commercial counterparties in the ordinary course of business (for the avoidance of doubt, excluding in acquisition or divestiture agreements);

(xii)any collective bargaining agreement or other labor agreement with any trade union, works council or other body representing employees (each, a “Collective Bargaining Agreement”);

(xiii)any mutually executed letter of intent, memorandum of understanding or definitive agreement relating to the acquisition or disposition of any Person or business (whether by merger, sale of stock, sale of assets or otherwise) within the past three (3) years;

(xiv)any agreement relating to settlement of any Action within the past three (3) years (A) involving monetary damages that have not been paid in full or any equitable or injunctive relief, (B) that imposes any material ongoing obligations or restrictions (other than customary confidentiality obligations) on the Company or any of its Subsidiaries or their business after the date of this Agreement or (C) with any Governmental Authority;

(xv)Company IP Agreements;

(xvi)any power of attorney or other similar grant of agency;

(xvii)any agreement for the purchase by the Company and its Subsidiaries of goods or services that provides for annual payments by the Company and its Subsidiaries in excess of $375,000 and is not terminable by the Company and its Subsidiaries without cause upon notice of sixty (60) calendar days or less for a cost of less than $375,000;

(xviii)any Contract for the purchase or sale of Owned Real Property and all Leases;

(xix)any Contract with any agency, dealer, sales representative or marketing agency with payments in excess of $1,000,000;

(xx)any Contract containing any “take or pay”, minimum commitments or similar provisions which, in each case, is expected to involve payments (including penalty or deficiency payments) by the Company or its Subsidiaries in excess of $375,000;

(xxi)any Contract providing for indemnification by the Company or any of its Subsidiaries that will survive the Closing, other than indemnification obligations entered into with commercial counterparties in the ordinary course of business;

(xxii)any Contract or other agreement between the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand; and

(xxiii)any Contract providing for capital expenditures in excess of $750,000.

(b)The Company has made available for inspection by Buyer a true and correct copy of each Contract, lease, license, instrument or other agreement listed or required to be listed on Schedule 4.13(a) in the Disclosure Schedule (collectively, the “Material Contracts”).  Except as disclosed on Schedule 4.13(b) in the Disclosure Schedule, the Company or the applicable Subsidiary party thereto, and, to the Knowledge of the Company, each applicable counterparty, has performed all material obligations required to be performed by it to date under the Material Contracts and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder.  Each Material Contract is valid and binding on the Company or the applicable Subsidiary party thereto, is in full force and effect and is enforceable against the Company or the applicable Subsidiary party thereto and, to the Knowledge of the Company, the counterparties thereto, in each case except as such enforceability may be limited by the Enforceability Exceptions.  No counterparty to a Material Contract has cancelled, terminated or provided any written notice, nor, to the Company’s Knowledge, provided oral notice, to the Company or any of its Subsidiaries of any violation or default under any Material Contract, or any intent to (nor, to the Knowledge of the Company, does there exist any condition which upon the passage of time or the giving of notice or both would cause a violation of or default under or give rise to a right to) cancel or terminate or not renew its relationship with the Company or its Subsidiaries.

Section 4.14Insurance.  Schedule 4.14 in the Disclosure Schedule lists each insurance policy maintained by the Company or its Subsidiaries with respect to the properties, assets, business, operations, employees, life, directors’ and officers’ liability, fire, Liability, workers’

compensation and casualty of the Company and its Subsidiaries  (other than those related to Company Employee Benefits Plans, the “Insurance Policies”).  True, correct and complete copies of the Insurance Policies have been made available for inspection by Buyer.  All such policies are valid and binding on the Company and its Subsidiaries and enforceable in accordance with their terms against the Company, in each case, except as such enforceability may be limited by the Enforceability Exceptions.  The Company and its Subsidiaries are in compliance with and not in default in any material respect regarding its obligations under any of such insurance policies, and all premiums with respect thereto have been paid to the extent due.  There are no material claims by the Company and its Subsidiaries pending under any of such insurance policies as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which there is an outstanding reservation of rights.  The Company and its Subsidiaries have not received written or, to the Knowledge of the Company, oral notice of cancellation, termination or material reduction of coverage with respect to any of such insurance policies.

Section 4.15Litigation.  Except as set forth on Schedule 4.15 in the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or any present or former director or officer of the Company or its Subsidiaries in their capacities as such, which, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to be materially adverse to the Company or any of its Subsidiaries, taken as a whole, nor has there been any such Action pending in the past three (3) years.  Except as set forth on Schedule 4.15 in the Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any material settlement agreement or other similar agreements, in each case with outstanding obligations of the Company or any of its Subsidiaries or any outstanding judgment, order, decree or injunction of any court or other Governmental Authority.  As of the date of this Agreement, there is no material Action (excluding counterclaims) that the Company or any of its Subsidiaries intend to initiate against any third party.

Section 4.16Labor Matters.

(a)Except as set forth on Schedule 4.16 in the Disclosure Schedule, the Company and its Subsidiaries are not party or subject to, or currently negotiating in connection with entering into, any Collective Bargaining Agreement, and to the Knowledge of the Company, there are no current union organizing activities among the employees of the Company or any of its Subsidiaries.  Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will result in a breach of any Collective Bargaining Agreement nor require the consent of, or provision of notice to, any such body representing employees.

(b)Within the past three (3) years, there has been no work stoppage, slowdown, labor strike or other material labor dispute by or with employees of the Company and its Subsidiaries, nor, to the Knowledge of the Company, is any such dispute threatened.  The Company and its Subsidiaries are and for the last three (3) years have been in compliance in all material respects with applicable Laws relating to labor and employment, including those relating to labor management relations, wages, overtime, discrimination, sexual harassment, work authorization, occupational safety and health, and employee information privacy and security.  Except as would not result in material Liability to the Company and its Subsidiaries, all individual service providers of the Company and its Subsidiaries are, and within the past three (3) years have been, properly classified as employees or independent contractors for all applicable purposes (including relating to Taxes and Company Employee Benefit Plans).

(c)Prior to the date hereof, the Company has made available to Buyer a list (redacted for names) setting forth, with respect to each employee of the Company and its Subsidiaries, such employee’s (i) legal employer, (ii) title or position, (iii) hire date, (iv) primary location of employment, (v) full-time or part-time status, (vi) active or inactive status (and if inactive, the type of leave), (vii) visa or immigration status, (viii) overtime-exempt or non-exempt status, (viii) base salary or hourly wage rate, (ix) most recent annual bonus received and (x) current annual bonus opportunity.

(d)There are no unfair labor practice complaints pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other applicable Governmental Authority or any current union representation questions involving any current employee of the Company or any of its Subsidiaries and, except as would not reasonably be expected to result in material Liability to the Company or any of its Subsidiaries, there are no Actions pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries by any current or former employee relating to any Employment Laws.

Section 4.17Employee Benefits.

(a)Schedule 4.17(a) in the Disclosure Schedule contains a list of each material Company Employee Benefit Plan.  With respect to each such Company Employee Benefit Plan, the Company has made available to Buyer, to the extent applicable, complete copies of (i) the Company Employee Benefit Plan document currently in effect, including any amendments thereto (and with respect to any unwritten plan, a written summary thereof), (ii) the most recent summary plan description and all summaries of material modifications, (iii) all related trust agreements, insurance Contracts, material administrative agreements or other funding arrangements, in each case, currently in effect, (iv) the most recently prepared actuarial report and annual report (Form 5500 or other report required under applicable local Law and any schedules and financial statements attached thereto), and (v) any non-routine material correspondence with any Governmental Authority dated within the past three (3) years.

(b)Each Company Employee Benefit Plan has been maintained, funded and administered, in all material respects, in accordance with its terms and in all material respects in compliance with the applicable requirements of ERISA, the Code and other applicable Laws.  Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any other Person, has engaged in any “prohibited transactions” (as defined in Section 4975 of the Code or Section 406 of ERISA) or breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan that would result in material Liability to the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has incurred any material Tax or other material Liability pursuant to Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(c)Each Company Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter from the Internal Revenue Service, and to the Knowledge of the Company, nothing has occurred that could reasonably be expected to result in revocation of any such favorable determination or opinion letter.

(d)The Company has received no notice that any Action involving any Company Employee Benefit Plan (including, without limitation, with respect to the administration or the investment of the assets of any Company Employee Benefit Plan (other than routine claims for benefits)) is pending, or to the Knowledge of the Company, threatened.

(e)All contributions, premium and other payments required to have been paid to any Company Employee Benefit Plan by the Company or any of its Subsidiaries have been timely paid in all material respects, and all such contributions or payments that are not yet due have been paid or properly accrued to the extent required to be accrued under applicable accounting principles.

(f)Except as set forth on Schedule 4.17(f) in the Disclosure Schedule, neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to, has any obligation to contribute to, or has any Liability (including on account of the six-year period prior to the date of this Agreement) with respect to any (i) employee benefit plan that is subject to Section 412 or 430 of the Code, or Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3)), (iii) multiple employer plan (as defined in Section 413 of the Code), (iv) multiple welfare arrangement (as described in Section 3(40) of ERISA) or (v) plan, arrangement or agreement that provides post-employment or retiree health benefits other than pursuant to Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar Law.

(g)No Company Employee Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

(h)Neither the Company nor any Subsidiary has any obligation to provide, and no Company Employee Benefit Plan or other agreement provides, any Person with the right to a gross up, indemnification, reimbursement or other payment for any Taxes, including, without limitation, any excise taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(i)Except as otherwise set forth on Section 4.17(i) in the Disclosure Schedules, none of the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will in whole or in part (i) result in any compensation or benefit, including any bonus, retention or severance, becoming due to any current or former officer, employee, director or consultant of the Company or any of its Subsidiaries under any Company Employee Benefit Plan; (ii) accelerate the time of payment or vesting, or trigger any payment or funding of any compensation or benefits under, or increase the amount payable under, any Company Employee Benefit Plan; or (iii) result in any payment that could constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) without regard to the application of Section 280G(b)(5).

Section 4.18Environmental Matters.  Except as set forth on Schedule 4.18 in the Disclosure Schedule:

(a)The Company and its Subsidiaries are, and for the past three (3) years have been, in compliance in all material respects with all applicable Environmental Requirements and with all material Permits required pursuant to applicable Environmental Requirements.

(b)The Company and its Subsidiaries have not received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority regarding any actual or alleged material violations of, or material Liability under, Environmental Requirements by the Company or any of its Subsidiaries that remains unresolved and, to the Knowledge of the Company, no such notice has been threatened.

(c)No Action is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of, or Liability under, any Environmental Requirements, which, if determined adversely to the Company or any of its Subsidiaries, would reasonably be expected to result in a material Liability to the Company and its Subsidiaries, taken as a whole, nor has there been any such Action pending for the past three (3) years.

(d)Neither the Company nor any Subsidiary is subject to any outstanding order, decree, injunction or other agreement with any Governmental Authority under any Environmental Requirements.

(e)There has been no Release of any Hazardous Substances on, at, under or migrating to or from, the Real Property or any other real property formerly owned, leased or operated by the Company or any of its Subsidiaries, or any of their respective predecessors, during their time of ownership, lease or operation, in such manner as would reasonably be expected to result in a material Liability to the Company and its Subsidiaries, taken as a whole, under any Environmental Requirements.

(f)The consummation of the transactions contemplated hereby requires no filings or notifications to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.

(g)The Company has made available copies of any material non-privileged environmental investigation, study, audit, test result or report prepared in the last three (3) years and in the possession or control of the Company relating to the Company or its Subsidiaries’ compliance with, or actual or potential Liability under, Environmental Law, or the Release of any Hazardous Substances on, at, under or migrating to or from, the Real Property or any other real property formerly owned, leased or operated by the Company or any of its Subsidiaries, or any of their respective predecessors.

Section 4.19Affiliate Transactions.  Except as set forth on Schedule 4.19 in the Disclosure Schedule, no Affiliate, director, manager, officer, equityholder or employee of the Company or any of its Subsidiaries (excluding the Blocker, the Company and its Subsidiaries) or any of their respective Affiliates (each, a “Related Party”) or, to the Knowledge of the Company, any immediate family members of any of the foregoing (i) is a party to any Contract with the Company or any of its Subsidiaries (other than employment arrangements entered into in the ordinary course of business), (ii) directly or indirectly owns or otherwise has any right, title or interest (other than the Units) in, to or under any material assets or property or right (real, personal or mixed, tangible or intangible) of, the Company or any of its Subsidiaries, (iii) has any material contractual obligations to the Company or any of its Subsidiaries to provide services to the Company or any of its Subsidiaries or to purchase or sell any material intangible or tangible asset from or to the Company or any of its Subsidiaries, (iv) is the beneficiary of any management or monetary fees paid by the Company or any of its Subsidiaries or (v) has borrowed money from or lent money to, or is a guarantor or indemnitor of the Company or any of its Subsidiaries.  Notwithstanding anything to the contrary contemplated herein, for purposes of this Section 4.19, the term “Affiliate,” as it relates to the Company and its Subsidiaries, shall exclude Brookfield Asset Management Inc. and its Affiliates that are not also Affiliates of the Company or its Subsidiaries by virtue of being, or being directly or indirectly controlled by, Oaktree Capital Management, L.P, solely in respect of commercial agreements on arm’s length terms with portfolio companies of Brookfield Asset Management Inc. and such Affiliates.

Section 4.20Customers and Suppliers.  Schedule 4.20 in the Disclosure Schedule sets forth a list of the Key Customers and Key Suppliers.  Except as set forth on Schedule 4.20 in the Disclosure Schedule, as of the date hereof, no such Key Customer or Key Supplier has (a) terminated its relationship with the Company or any of its Subsidiaries or materially reduced or changed in any significant adverse manner the material terms on which such Key Customer or Key Supplier conducts business with the Company or any of its Subsidiaries, or (b) notified the Company or its Subsidiaries in writing or, to the Company’s Knowledge, orally that it intends to terminate its relationship, materially reduce its business with the Company or any of its Subsidiaries or change in any significant adverse manner the material terms on which such Key Customer or Key Supplier conducts business with the Company or any of its Subsidiaries.  The Company is not involved in any dispute with any of the Key Customers or Key Suppliers required to be listed on Schedule 4.20.

Section 4.21TID U.S. Business.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is a TID U.S. Business (as such term is defined in 31 C.F.R. § 800.248.).

Article V

Representations and Warranties of Buyer and Merger Sub

As a material inducement to Blocker Sellers, the Blockers and the Company to enter into and perform its obligations under this Agreement, each of Buyer and Merger Sub represents and warrants to Blocker Sellers, the Blockers and the Company as follows:

Section 5.01Organization of Buyer and Merger Sub.  Buyer owns all of the outstanding equity interests in Merger Sub.

Section 5.02Authorization of Transaction; Binding Effect.

(a)Each of Buyer and Merger Sub has full corporate or other organizational power and authority to carry on its business as is presently conducted, to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the performance by Buyer and Merger Sub of their obligations hereunder and thereunder and the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other organizational action.

(b)This Agreement and each Ancillary Document to which Buyer or Merger Sub is a party have been or will be duly executed and delivered by Buyer or Merger Sub, as applicable, and assuming that this Agreement and such Ancillary Documents, as applicable, are each a valid and binding obligation of the other parties hereto and thereto, constitute, or when executed and delivered will constitute, the valid and legally binding obligation of Buyer or Merger Sub, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding at law or in equity).

Section 5.03Noncontravention.  Neither the execution, delivery or performance of this Agreement or each Ancillary Document to which Buyer or Merger Sub is a party by Buyer or Merger Sub, as applicable, nor the consummation by Buyer or Merger Sub of the transactions contemplated hereby or thereby, will (a) violate, conflict with, constitute a default, or require any consent or notice under, or require the making of any payment or redemption under, any provision of the Organizational Documents of Buyer or Merger Sub, (b) assuming the accuracy of the representations and warranties of Blocker Sellers and the Blockers set forth in Section 3.03 and of the Company set forth in Section 4.03, violate, conflict with, or result in a default or breach of (or any event that, with notice or lapse of time or both, would become a breach or violation under) any Law or other restriction of any Governmental Authority to which Buyer or Merger Sub is subject or (c) with or without notice, lapse of time or both, conflict with, result in a breach or violation of, constitute a default under, result in the termination (or right of termination), cancellation, creation or acceleration of any rights under, or require any consent or notice under, any material Contract to which Buyer or Merger Sub is a party or by which their respective assets are bound.  Except for the applicable requirements of the HSR Act, neither the execution, delivery or performance of this Agreement by Buyer and Merger Sub, nor the consummation by Buyer and Merger Sub of the transactions contemplated hereby, will require any consent or approval of or notice to any Governmental Authority, except for consents, approvals or notices the failure of which to obtain or provide would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Buyer’s or Merger Sub’s ability to consummate the transactions contemplated hereby.

Section 5.04Broker’s Fees.  Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers, the Blockers or the Company or any of its Subsidiaries could become liable.

Section 5.05Financing.  Buyer has sufficient unrestricted cash on hand and available credit facilities to enable Buyer to consummate on a timely basis the transactions contemplated by this Agreement, including to pay the Closing Consideration, the Adjustment Escrow Amount, any amounts payable by Buyer pursuant to Section 2.04, Section 2.06 and Section 2.07 and all of Buyer’s related fees and expenses, in each case in accordance with the terms hereof.  In no event shall the receipt by, or the availability of any funds or financing to, the Company or its Subsidiaries or Buyer or any of its Affiliates or any other financing be a condition to Buyer’s obligation to consummate the transactions contemplated hereunder.

Section 5.06Litigation.  There are no Actions pending or, to the knowledge of Buyer’s directors and officers, threatened against or affecting Buyer or Merger Sub except as would not,

individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Buyer’s or Merger Sub’s performance under or execution and delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

Section 5.07Solvency.  Assuming the Company and each of its Subsidiaries (x) is Solvent as of immediately prior to Closing and (y) the accuracy of the representations of the Company hereunder in satisfaction of the conditions set forth in Section 8.01(e) as of the Closing, and immediately after giving effect to all of the transactions contemplated by this Agreement, Buyer and its Subsidiaries will be Solvent.  For purposes of the foregoing, “Solvent,” with respect to any Person, means (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities” of such Person, “contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the Liability of such Person on its debts as its debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (d) such Person will be able to pay its debts as they mature.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries.

Section 5.08Investment Intent; Restricted Securities.  Buyer is purchasing the Blocker Interests and acquiring the Directly Held Units solely for its own account, for investment purposes only, and not with a view to, or any present intention of, reselling or otherwise distributing the Blocker Interests or the Directly Held Units or dividing its participation herein with others.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.  Buyer and its representatives have experience as investors in equity securities and other securities of companies such as the ones being transferred pursuant to this Agreement, and Buyer can bear the economic risk of its investment (which Buyer acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that Buyer is capable of evaluating the merits and risks of its investment in the Blocker Interests and the Directly Held Units.  Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Blocker Interests and the Directly Held Units.  Buyer understands and acknowledges that (a) none of the Blocker Interests or the Directly Held Units have been registered under the Securities Act or any state or foreign securities Laws, in reliance upon specific exemptions thereunder for transactions not involving any public offering and (b) none of the Blocker Interests or the Directly Held Units are traded or tradable on any securities exchange or over-the-counter and (c) the Blocker Interests and the Directly Held Units may not be sold, transferred, offered for sale, or otherwise disposed of unless such transfer, sale or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.

Article VI

Pre-Closing Covenants

Section 6.01Operation of Business.

(a)From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 9.01, except as set forth on Schedule 6.01(a) in the Disclosure Schedule and except as may be approved in advance by Buyer in writing (such approval, not to be unreasonably delayed, conditioned or withheld), or as is otherwise expressly required by this Agreement (including the Pre-Closing Reorganization) or required by applicable Laws, the Blockers and the Company shall and the Company shall cause its Subsidiaries to use commercially reasonable efforts to carry on their respective businesses in the ordinary course of business and substantially in the same manner as currently conducted, and use their commercially reasonable efforts to (v) preserve intact their business organization, assets and properties, (w) continue to make capital expenditures in the ordinary course of business in accordance, in all material respects, with the budget in place as of the date of this Agreement as set forth on Exhibit C, attached hereto (the “Annual Budget”); provided, that the Company shall not be in breach hereunder for any failure to make any such capital expenditures if Buyer withholds any consent or approval of Buyer otherwise required in respect thereof (including in connection with consultation rights in Section 6.01(b)(iii) or Schedule 6.01(a)(viii)), (x) maintain in effect all Permits, (y) maintain existing relationships with commercial counterparties and Governmental Authorities and others having a material business relationship with the Company and its Subsidiaries (contractual or otherwise) and (z) keep available the services of their present officers.  Without limiting the generality of the foregoing, from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 9.01, except as set forth on Schedule 6.01(a) in the Disclosure Schedule and except as may be approved in advance by Buyer in writing (such approval, not to be unreasonably delayed, conditioned or withheld), or as is otherwise expressly required by this Agreement (including the Pre-Closing Reorganization) or required by applicable Laws, the Blockers and the Company shall not and the Company shall not permit any of its Subsidiaries to:

(i)amend its certificate or articles of incorporation or formation, bylaws or limited liability company agreement (or equivalent Organizational Documents) whether by merger, consolidation or otherwise;

(ii)sell, issue, transfer, assign, convey, lease, license, pledge, encumber, authorize, promise or otherwise dispose of any of its assets or properties with a value in excess of $250,000, except for the sale of the Company’s products in the ordinary course of business;

(iii)declare, set aside or pay any dividends or distributions (excluding cash dividends or distributions reflected as a reduction to Estimated Cash, but including dividends or distributions in stock, units or property or any combination thereof) in respects of (A) the Equity Securities of the Company or any of its Subsidiaries; (B) any options, warrants, purchase rights, subscription rights, rights of first refusal, preemptive rights, conversion rights, exchange rights or other Contracts or commitments that could require the Company or its Subsidiaries to issue, sell or otherwise cause to become outstanding any of its Equity Securities or (C) any calls, profits interests, equity or stock appreciation, phantom equity or stock, profit participation or similar rights with respect to the Company or its Subsidiaries;

(iv)cancel any debts owed to the Company or any of its Subsidiaries, or waive any claims or rights in favor of the Company or any of its Subsidiaries, except for cancellations made or waivers granted in the ordinary course of business which, in the aggregate, are not material;

(v)make any loans, advances or capital contributions to, or investments in, any other Person, other than advancements of expenses made to employees, directors, consultants and advisors and prepayments made to vendors, in each case in the ordinary course of business;

(vi)acquire, directly or indirectly, all or substantially all of the assets or business of any Person (including by merger, consolidation stock or asset purchase or otherwise) with a value in excess of $1,000,000 in each case, other than acquisitions of inventory or equipment in the ordinary course of business consistent with past practice;

(vii)(A) incur any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, the indebtedness of any other Person in excess of $250,000 in the aggregate (except for (x) borrowings under the Company’s Credit Agreement or any credit card line of credit and the accrual of interest on amounts outstanding thereunder and (y) capital leases, in each case, in the ordinary course of business consistent with past practice) or (B) amend, modify or terminate the Credit Agreement or any other Indebtedness for borrowed money;

(viii)make any material capital expenditures or commitments therefor in excess of $250,000 individually, or $1,000,000 in the aggregate, except in the ordinary course of business in accordance with the Annual Budget;

(ix)(A) make any material change in its financial policies, procedures, accounting methodologies, practices, estimation techniques, assumptions and principles, including with respect to cash management or working capital practices, collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits, or (B) write up, write down or write off the book value of the Company’s assets, in each case, except as required by Law, GAAP, or with respect to a write off, is in the ordinary course of business;

(x)except as required by the terms of a Company Employee Benefit Plan or Collective Bargaining Agreement as in effect as of the date hereof, or as required by applicable Law, (A) grant any increase in the compensation of or make any material modification to the benefits of any of its current or former officers, employees, directors or consultants, other than increases in base compensation, in the ordinary course of business and consistent with past practice, for employees with an annual base compensation less than $150,000 that do not exceed 10% for any individual or 4% in the aggregate for all employees eligible to receive such increases, (B) grant any change in control, transaction, retention, severance, termination or similar pay to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former officer, employee, director or consultant, (C) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former officer, employee, director or consultant or (D) hire, engage, promote, terminate or provide notice of termination to (other than for “cause” as determined by the Company or the applicable employer), furlough or temporarily lay off, any officer or employee with annual base compensation in excess of $150,000;

(xi)(A) adopt, establish, terminate, materially amend or modify any Company Employee Benefit Plan or any Collective Bargaining Agreement, other than (w) as required by the terms of a Company Employee Benefit Plan or Collective Bargaining Agreement as in effect as of the date hereof, (x) as required by Law, (y) amendments with respect to any Company Employee Benefit Plan that do not materially increase costs for the Company or any of its Subsidiaries, or (z) establishing Company Employee Benefit Plans for, or making Company Employee Benefit Plans available to, new or newly eligible employees in the ordinary course of business consistent with past practice, or (B) implement or announce any employee layoffs, plant closings, reductions-in-force, furloughs, temporary layoffs, reductions to terms and conditions of employment, or other actions, in each case, that trigger notice obligations under WARN;

(xii)transfer, issue, sell, pledge, encumber, dispose of, or grant any Liens on any securities, or other ownership interests in, the Blockers, the Company or any of its Subsidiaries, or grant options, warrants or other rights to purchase or otherwise acquire securities of, or other ownership interests in, the Blockers, the Company or any of its Subsidiaries, other than the repurchase of Units as may be permitted pursuant to the agreements governing such Units;

(xiii)voluntarily terminate or amend in any material respect any Material Contract, or enter into any Contract or agreement that would constitute a Material Contract if entered into prior to the date hereof, except in the case of such Material Contracts listed or required to be listed under Sections 4.13(a)(v), 4.13(a)(vi), 4.13(a)(xvii), in the ordinary course of business;

(xiv)make any material Tax election, change any material Tax annual accounting period, adopt or change any material accounting method, file any material amended Tax Return, enter into any material closing agreement, or settle, compromise, concede or abandon any material Tax claim or assessment relating to the Blockers, the Company or any of its Subsidiaries;

(xv)(A) adopt any resolutions, plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, recapitalization, restructuring or other reorganization or file a petition in bankruptcy or consent to the filing of any bankruptcy petition under any applicable Law of the Blockers, the Company or any of its Subsidiaries, or (B) merge or consolidate with any other Person;

(xvi)(A) voluntarily settle, pay, discharge or satisfy any Action other than those that involve only the payment of monetary damages not in excess of $500,000 individually or $1,000,000 in the aggregate (taking into account all amounts potentially payable pursuant to any royalties or other contingent payments) or (B) institute any material Action;

(xvii)sell, assign, transfer, lease, sublicense, terminate, abandon or otherwise dispose of, mortgage, pledge, create or incur any Lien (other than a Permitted Lien) on any tangible or intangible assets or properties of the Company or any of its Subsidiaries;

(xviii)except for non-exclusive licenses granted to customers, service providers, suppliers, and distributors in the ordinary course of business consistent with past practice and the expiration of Company Registered Intellectual Property at the end of its maximum statutory term, sell, lease, license, sublicense, modify, terminate, abandon or permit to lapse, transfer or dispose of, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material Company Intellectual Property;

(xix)adopt or enter into any partnership, limited liability company, or joint venture agreement with any Person;

(xx)materially amend, modify or terminate any material Permit, other than routine renewals, or fail to maintain any Permit;

(xxi)change, in any material respect, (A) its maintenance of working capital balances or (B) its cash management practices;

(xxii)enter into a Contract with any Related Party outside the ordinary course of business;

(xxiii)voluntarily cancel or terminate any Insurance Policy or cause any of the coverage thereunder to collapse unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xxiv)notwithstanding any actions otherwise permitted by this Section 6.01, take any action with respect to the development or renovation of any facility that constitutes Owned Real Property or Leased Real Property that would reasonably be expected to require monitoring or sampling of environmental media pursuant to Environmental Laws; or

(xxv)enter into any binding agreement or commitment to do any of the foregoing.

(b)Notwithstanding anything herein to the contrary, (i) the Blockers, the Company and the Company’s Subsidiaries will be permitted to (A) repay, satisfy or otherwise settle any intercompany obligations, payables or loans of any kind or nature between or among them (including through dividends and capital contributions) and (B) at any time prior to immediately prior to Closing, dividend all or any portion of such cash to Sellers or repay Indebtedness of the Company and its Subsidiaries or pay Company Transaction Expenses, (ii) the Blockers and their Affiliates will be permitted to consummate the Pre-Closing Reorganization, (iii) solely in respect to the Revlon Property, the Company shall reasonably consult with Buyer and discuss in good faith prior to committing to make any capital expenditures as permitted by the Annual Budget contained in Schedule 6.01(a)(viii) of the Disclosure Schedule and (iv) without limiting Section 6.01(a)(xi), the Company shall keep Buyer apprised on a timely basis of any negotiations with the applicable union regarding the Expiring CBA or any other Collective Bargaining Agreement (or any amendment, extension or replacement thereof) and shall promptly share any drafts thereof.

(c)Without limiting the express rights and obligations of the Parties under this Section 6.01 in any respect, nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the operations of the Blockers, the Company and its Subsidiaries prior to the Closing.  Prior to the Closing, but subject in all respects to the express terms of this Section 6.01, each of the Blockers, the Company and Buyer shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.02Notices and Consents.

(a)Prior to the Closing, the Company shall (a) give (and shall cause its Subsidiaries to give) any required notices to third parties triggered as a result of this Agreement or the transactions contemplated hereby and (b) use commercially reasonable efforts (and will cause its Subsidiaries to use commercially reasonable efforts) to obtain any third party consents triggered as a result of this Agreement or the transactions contemplated hereby, in each case of clauses (a)-(b) foregoing that Buyer reasonably may request in connection with the matters referred to in Section 4.03; provided, however, that nothing in this Section 6.02 or in Section 7.05 shall require the Company or its Subsidiaries to (i) expend any money to obtain any such consent or to remedy any breach of any representation or warranty hereunder, (ii) commence any Action or arbitration proceeding or (iii) offer or grant any accommodation (financial or otherwise) to any third party.

(b)Each of the Company and Buyer shall promptly notify the other of any facts and circumstances of which it becomes aware, in each case, that would reasonably be expected to cause the conditions to the other Party’s obligation to consummate the Closing set forth in Article 8 not to be satisfied.  Notwithstanding anything to the contrary in the foregoing, the delivery of any notice pursuant to this Section 6.02(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 6.03Access.  From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 9.01, (a) the Company shall permit (and shall cause its Subsidiaries to permit) representatives of Buyer to have access at reasonable times during normal business hours, with reasonable advance notice, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to all premises, properties, books, records, Contracts and documents of the Company and its Subsidiaries and to the Chief Executive Officer and Chief Financial Officer of the Company, provided that such access may be limited to the extent Sellers reasonably determine, in light of COVID-19 or Pandemic-Related Measures, that such access would jeopardize the health and safety of any Company employee, and (b) the Company shall furnish (and shall cause its Subsidiaries to furnish) to Buyer such information concerning the businesses, properties and personnel of the Company and its Subsidiaries as Buyer shall reasonably request; provided, however, that the foregoing shall (i) be permitted only to the extent reasonably necessary to enable Buyer to complete the transactions contemplated by this Agreement or the Ancillary Documents or in connection with integration planning, (ii) not apply with respect to any information the disclosure of which would, based on the advice of the Company’s outside counsel, waive any privilege or breach any duty of confidentiality owed to any Person without the consent of the beneficiary thereof (provided that the Company shall use commercially reasonable efforts to provide Buyer, to the extent possible, with access to the relevant information in a manner that would not result in the forfeiture or waiver of any such attorney-client or similar privilege), (iii) not apply with respect to any document or information regarding the Company’s or any of its Subsidiaries’ entry into or conducting of a competitive sale process prior to the execution of this Agreement, (iv) not apply with respect to any investigation, boring, drilling, sampling, testing or analysis of any environmental media or building materials at any properties of the Company or its Subsidiaries, (v) not apply to such portions of documents or information relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or information, as determined by the Company’s outside counsel, might reasonably result in antitrust difficulties between the Company and its Subsidiaries and Buyer or any of their respective Affiliates (provided that the Company shall use commercially reasonable efforts to provide Buyer, to the extent possible, with access to the relevant information through a clean team or other similar arrangement), and (v) not apply with respect to any document or information the disclosure of which would be in violation of applicable Laws of any Governmental Authority (including Antitrust Laws; the HSR Act) or the provisions of any agreement to which the Company or any of its Subsidiaries is a party.  Buyer shall comply with, and shall cause Buyer’s representatives to comply with, all of their obligations under the Confidentiality Agreement, dated October 28, 2024, between the Company and TE Connectivity Corporation (the “Confidentiality Agreement”), with respect to the information disclosed pursuant to this Section 6.03, and such Confidentiality Agreement will remain in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate and be of no further force or effect.

Section 6.04Contact with Business Relations.  From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 9.01, Buyer and Buyer’s authorized representatives may not, without the prior written consent of the Company, contact or communicate with any of the customers or suppliers, employees (except for the Chief Executive Officer and Chief Financial Officer of the Company) or other business relations of the Company and its Subsidiaries in connection with the transactions contemplated hereby.

Section 6.05Exclusivity.  During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 9.01, the Blockers, Blocker Sellers and the Company shall not (and the Company shall cause its Subsidiaries and Affiliates not to) take or permit any other Person on its behalf to take any action to initiate, knowingly encourage or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and its representatives) concerning any purchase of the Blocker Interests, or the Units, any merger involving the Blockers or the Company or any of its Subsidiaries, any sale of a material portion of the assets or equity of the Blockers or the Company and its Subsidiaries, or other similar transaction involving the Blockers, the Company and its Subsidiaries (other than assets sold in the ordinary course of business) (each such transaction, an “Acquisition Transaction”), or enter into any Contract (including any letter of intent, agreement in principle or memorandum of understanding) or similar agreement, arrangement or understanding related to an Acquisition Transaction.  The Company shall, and shall cause its Subsidiaries to, cease and cause to be terminated any existing discussions, communications or negotiations with (including (i) terminating any Data Room access and all other access to confidential information of the Blockers, the Company and its Subsidiaries and (ii) sending notices requesting the return and/or destruction of any confidential information) any Person (other than Buyer and its authorized representatives) conducted heretofore with respect to any Acquisition Transaction.

Section 6.06Regulatory Filings.

(a)The Parties shall (and shall cause their respective Affiliates to, if applicable), within twenty (20) Business Days after the date hereof, make or cause to be made all filings and submissions required of Buyer and Merger Sub under the HSR Act applicable to Buyer for the consummation of the transactions contemplated herein.  Buyer and Merger Sub shall use reasonable best efforts to take or cause to be taken (and cause their respective Affiliates to take or cause to be taken, if applicable) all actions and do or cause to be done (and cause their respective Affiliates to do or cause to be done) all things that are necessary, proper or advisable to (i) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act; (ii) obtain all clearances, consents, approvals, waivers, actions, non-actions and other authorizations pursuant to any Antitrust Laws; and (iii) ensure no Governmental Authority enters any order, decision, judgement, decree, ruling or injunction under any Antitrust Laws, preliminarily or permanently restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement, in each case as to permit consummation of the transactions contemplated by this Agreement prior to the Outside Date, including, by agreeing to (x) (A) sell, transfer, hold separate, divest, dispose of or license such portion of the business, or such businesses, products, interests, rights, properties and/or assets (whether tangible or intangible), of the Blockers, the Company or its Subsidiaries; (B) terminate, modify or assign any existing relationships, joint ventures, Contracts or obligations of the Blockers, the Company or its Subsidiaries; (C) modify any course of conduct regarding future operations of the Blockers, the Company or its Subsidiaries; (D) otherwise restrict the activities of the Blockers, the Company or its Subsidiaries, including their ability to retain one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action, with respect to the assets, properties or businesses to be acquired pursuant to this Agreement; or (E) give any other commitment or take any other action with respect to the Blockers, the Company or its Subsidiaries, as may be necessary, proper or advisable to obtain the agreement of any Governmental Authority not to seek an injunction against or otherwise oppose or delay the transactions contemplated hereby, on such terms as may be required by such Governmental Authority (collectively, “Remedial Actions”), in each case of this clause (x), to the extent such Remedial Actions would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (a “Burdensome Condition”); provided, however, that any such action shall be condition upon consummation of the transactions contemplated by this Agreement or (y) litigate or defend against any suit or other Action challenging the validity or legality of, or seeking to restrain the consummation of, the transactions contemplated by this Agreement; provided, that notwithstanding anything to the contrary contained in this Agreement, in no event shall Buyer, Merger Sub or their respective Affiliates be required to take any Remedial Actions to the extent that any such Remedial Actions relate to Buyer, Merger Sub or their respective Affiliates (other than the Blockers, the Company and its Subsidiaries).  Buyer shall pay all filing fees by all parties required under the HSR Act. At the written request of Buyer, the Company shall, and the Company shall cause its Subsidiaries to, agree to take any Remedial Action to the extent such action is conditioned upon the occurrence of the Closing.

(b)In furtherance of Section 6.06(a), the Parties shall respond promptly to any inquiries or requests received from any Governmental Authority for additional information or documentation.  The Parties shall allow the other Parties to review and comment on any and all regulatory filings in respect of Antitrust Laws as contemplated by Section 6.06(a) or any requests or inquiries as contemplated in this Section 6.06(b) and consult the other Parties prior to the submission of any and all of the foregoing (except that (i) the Parties shall be permitted to remove any commercially sensitive information before sharing with the other Parties or (ii) the Parties’ legal counsel may share complete versions on a counsel-to-counsel basis with other Parties’ legal counsel).  In furtherance of Section 6.06(a), each of the Parties shall (i) to the extent permitted by Law, promptly notify the other Party of any written communication to such Party or its Affiliates from any Governmental Authority and, subject to applicable Law, permit the other Party to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the Company in connection therewith); (iii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement unless it consults with the other Party in advance and, to the extent appropriate or permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate, or to designate a representative to attend and participate, thereat; (iv) to the extent permitted by Law, furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective representatives on the one hand, and any Governmental Authority or members of its staff on the other hand, with respect to this Agreement (except that Buyer shall be permitted to remove any commercially sensitive information before sharing with the Company, or Buyer’s legal counsel may share complete versions on a counsel-to-counsel basis with Seller’s legal counsel); (v) promptly provide the other Party with any information or documentation reasonably required by the other Party in order to prepare any filings required by the HSR Act or in order to respond to any inquiry from any Governmental Authority in relation to the HSR Act (except that Buyer shall be permitted to remove any commercially sensitive information before sharing with the Company, or Buyer’s legal counsel may share complete versions on a counsel-to-counsel basis with the Company’s legal counsel); and (vi) promptly inform the other Party of any material developments and keep the other Party reasonably informed of the progress.  Notwithstanding anything to the contrary contained in this Agreement, Buyer and Merger Sub shall have principal responsibility and control over the direction, division and implementation of the strategy for (w) obtaining any consents, clearances, approvals, waivers, actions, waiting period expirations or terminations, non-actions or other authorizations; (x) responding to any request from, inquiry by, or investigation by any Governmental Authority (including directing the timing, nature and substance of all such filings or responses); (y) determining any actions to be taken under this Section 6.06(b) with respect to meetings and communications with any Governmental Authority that has authority to enforce any Antitrust Law; and (z) with respect to any litigation by any Person or Governmental Authority, or any Action asserted by any Person in any court or before any other Governmental Authority, and including in any appeal thereof; provided that Buyer and Merger Sub shall reasonably and in good faith consult with the Company with respect to the foregoing, and with respect to any material decisions or strategies, shall obtain the Company’s prior approval, which shall not be unreasonably withheld, conditioned or delayed.

(c)Buyer and Merger Sub shall not and shall cause each of their respective Affiliates to not acquire, enter into or agree to enter into any Contracts or arrangements with respect to an acquisition (by stock purchase, merger, consolidation, purchase of assets, exclusive license or otherwise) of any ownership interest, equity interests, assets or rights in or of any Person in respect of a business directly competitive with the Company or its Subsidiaries for a purchase price in excess of $100,000,000 in any transaction or series of related transactions, in each case, that would reasonably be expected to, individually or in the aggregate, delay or impede the obtaining of the expiration or termination of the statutory waiting period under the HSR Act, or any extensions thereof, necessary to consummate the transactions contemplated by this Agreement beyond the Initial Outside Date or extended Outside Date.

(d)The Company shall, within twenty (20) Business Days after the date hereof, make or cause to be made all filings and submissions under the HSR Act, that are applicable to the Company and its Subsidiaries for the consummation of the transactions contemplated herein.  The Company shall coordinate and cooperate with Buyer in exchanging such information and providing such assistance as Buyer may reasonably request in connection with all of the foregoing.

(e)In the event of any conflict between this Section 6.06 and Section 7.05 of this Agreement, this Section 6.06 shall control.

Section 6.07Termination of Transactions with Affiliates.  The Blocker Sellers shall and the Company shall, and shall cause its Subsidiaries to, (i) pay, settle or discharge all account balances between the Blockers, the Company or its Subsidiaries, on the one hand, and any Related Party, on the other hand, in each case, effective as of the Closing and (ii) except for Excluded Arrangements, terminate (A) all Contracts listed on Section 6.07(a) of the Disclosure Schedule and (B) all other all Contracts with Related Parties, in each case without any continuing Liability of any of the Blockers, the Company or its Subsidiaries; provided that prior to terminating any Contract not listed on Section 6.07(a) of the Disclosure Schedule, the Company will notify the Buyer and the Buyer may elect for such Contract to remain in effect.  The Company shall deliver to the Buyer written evidence reasonably satisfactory to the Buyer of each such termination contemplated by the foregoing clause (ii) at or prior to the Closing.  For purposes of this Agreement, “Excluded Arrangements” means (i) any employment, severance or other similar arrangements with directors, officers or employees of the Blockers, the Company or its Subsidiaries (including, for avoidance of doubt, any invention or non-disclosure, restrictive covenant or similar agreements for the benefit of the Blockers, the Company or its Subsidiaries), (ii) this Agreement and the Ancillary Documents and (iii) any other arrangement set forth on Section 6.07(b) of the Disclosure Schedule.

Section 6.08Data Room  As soon as reasonably practicable following the Closing, the Company shall deliver, or cause to be delivered, to Buyer, a USB, CD, DVDROM or other digital medium containing a complete copy of the Data Room.

Section 6.09Financing Cooperation.

(a)Prior to the Closing, the Company shall, and the Company shall cause its Subsidiaries, officers, employees, advisors and representatives (including legal and accounting) (collectively, the “Financing Cooperation Parties”) to, use commercially reasonable efforts to provide such cooperation to Buyer as may reasonably be requested by Buyer in connection with obtaining debt financing to fund all or any portion of, or otherwise to be incurred in connection with, the transactions contemplated hereby (the “Debt Financing”).

(b)Buyer shall (i) promptly reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including, but not limited to, attorneys’ fees)

incurred by the Company and its Subsidiaries in connection with this Section 6.09 and (ii) indemnify and hold harmless the Company and its Subsidiaries and their respective Affiliates and its and their respective Related Parties from and against any and all losses suffered or incurred, directly or indirectly, by any of them in connection with the Debt Financing (including any cooperation pursuant to this Section 6.09); provided, that such indemnity shall not apply to any losses resulting from, or arising out of, gross negligence, fraud or willful misconduct by or on the part of the Company, its Subsidiaries or their respective Affiliates or its and their respective Related Parties.

(c)All non-public or other confidential information provided by a Financing Cooperation Party pursuant to this Section 6.09 shall be kept confidential in accordance with, and shall be subject to the terms of, the Confidentiality Agreement.  Use of the logos of the Company in connection with the Financing shall require the Company’s prior written consent (which may be withheld in its sole discretion) if such logos are or may be used in a manner that would or would reasonably be expected to harm or disparage the Company, its Subsidiaries or their respective Affiliates or its and their respective Related Parties. Any offering materials, presentations, information memoranda and other documents prepared by or on behalf of or utilized by any of the Buyer, any of their respective Affiliates or any of the Debt Financing Sources in connection with any Buyer’s financing activities in connection with the transactions contemplated hereby, which include any information provided by or on behalf of any Financing Cooperation Party, including any offering memorandum, banker’s book, prospectus or similar document used, or any other written offering materials used, in connection with any Debt Financing, shall include a customary disclaimer with respect to each of the Financing Cooperation Party, their respective Affiliates and Related Parties in any oral disclosure with respect to such financing, in each case, including any liability in connection with the unauthorized use by the recipients thereof of the information set forth in such document or oral disclosure.

(d)Notwithstanding anything in this Agreement to the contrary (including this Section 6.09), nothing in this Section 6.09 will require any such cooperation to the extent it would require the Company or any of its Subsidiaries (or any other party) to:

(i)waive or amend any terms of this Agreement or pay, agree to pay or reimburse any commitment or other fee or any expenses in connection with any Debt Financing (other than, in the case of any such fees or expenses, those of the Company that only take effect upon the Closing);

(ii)take any action that would, or would reasonably be expected to, result in the Company or its Subsidiaries incurring any Liability or giving or being required to give any indemnity in connection with the Debt Financing (other than those of the Company or its Subsidiaries that only take effect upon the Closing);

(iii)execute, deliver, enter into or perform any document, agreement, certificate or instrument with respect to the Debt Financing (other than those entered into by the Company or its Subsidiaries that only take effect upon the Closing), or provide (or cause any of their officers, directors, principals, equityholders, partners, managers, Affiliates, members, employees, consultants, agents, attorneys, accountants, investment bankers, advisors, financing sources and other representatives to provide) any accountants’ comfort letter, reliance letter, legal opinion or other opinion of counsel;

(iv)adopt resolutions or execute consents prior to the Closing that would be effective prior to the Closing or agree to any change or modification of any existing agreement or other documentation;

(v)take any action that would unreasonably interfere with the businesses or operations of the Company and its Subsidiaries or cause competitive harm to the Company and its Subsidiaries or create an unreasonable risk of harm to any property or assets of the Company or its Subsidiaries;

(vi)take any action that would cause any representation or warranty in this Agreement to be breached or become inaccurate or that would breach any covenant in this Agreement;

(vii)take any action that would conflict with or violate, or that could reasonably be expected to conflict with or violate, the Organizational Documents of the Company or its Subsidiaries or applicable Law;

(viii)take any action that would result in the contravention of, or that could reasonably be expected to result in a violation or breach of, or a default under, any Contract to which the Company or its Subsidiaries is a party or bound or any obligations of confidentiality binding on the Company or its Subsidiaries;

(ix)provide access to or disclose information that constitutes attorney work product or that the Company determines would jeopardize any attorney-client privilege or which is restricted or prohibited under applicable Laws;

(x)cause any director, manager, officer, employee, advisor or any other representative of the Company or any of its Affiliates to incur any personal liability; or

(xi)prepare any financial statements, financial information, projections or other similar materials.

(e)For the avoidance of doubt and notwithstanding anything to the contrary in this Section 6.09, (i) Buyer acknowledges that its obligation to consummate the transactions on the terms and subject to the conditions set forth herein are not conditioned upon the availability or the consummation of any financing (including the Debt Financing) or receipt of proceeds therefrom and (ii) it is understood and agreed that the conditions precedent set forth in Section 8.02 as applied to the Company’s obligations under Section 6.09(a), shall be deemed to be satisfied unless the Company has materially breached its obligations under Section 6.09(a), such breach has remained uncured for a period of more than ten days following receipt of written notice by the Company of such breach from the Buyer and such breach contributed to the failure to obtain any such financing.

Article VII

Additional Agreements

Section 7.01Further Assurances.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the sole cost and expense of the requesting Party.

Section 7.02Press Releases.  The Parties agree that no press release or other public announcement (including in any trade journal or other publication) of the transactions contemplated hereby shall be made without the prior written consent of both the Seller Representative and Buyer, unless required by Law, the U.S. Securities and Exchange Commission (including a filing on Form 8-K, which the Parties agree will be filed by an Affiliate of Buyer in connection with the execution of this Agreement; provided that the Seller Representative shall have the right to review and comment and Buyer shall consider such comments in good faith), or any nationally recognized securities exchange, in which case, to the extent permitted by Law, each of Buyer and the Seller Representative (as applicable) shall have the right to review and provide comments on such press release or announcement and the party making such release of announcement shall consider in good faith all reasonable comments thereto made by the other Party prior to its issuance, distribution or publication.

Section 7.03Buyer Transaction Expenses.  Without limitation on Section 6.06(b), Section 7.08(b) or Section 7.11, and except as otherwise expressly set forth herein, Buyer shall be solely responsible for payment of any fees and expenses incurred by or at the written direction of it or its Affiliates (for the avoidance of doubt, excluding the Blockers, the Company or any of its Subsidiaries) in connection with the transactions contemplated hereby or any other similar process, including that Buyer shall be solely responsible for any fees or expenses incurred by, at the written direction of Buyer or any of such Affiliates (including to the extent incurred by or at the direction of Buyer or any of its Affiliates in connection with the transactions contemplated hereby or otherwise or, at Buyer’s written request, for the purpose of obtaining any third party consents) (“Buyer Transaction Expenses”).  Notwithstanding the foregoing, Buyer Transaction Expenses shall not include any amounts included in Company Transaction Expenses.

Section 7.04Confidentiality.  Whether or not the transactions contemplated hereby are consummated, the Parties shall, and shall cause each of their respective Affiliates, advisors, agents and representatives to, keep confidential all information and materials regarding any other Party reasonably designated by such Party as confidential at the time of disclosure thereof (provided that this Section 7.04 shall not limit Buyer’s obligations under the Confidentiality Agreement).  Except for press releases and other public announcements permitted by the terms of Section 7.02, the Parties shall not, and each of them shall cause its respective Affiliates, advisors, representatives and agents not to, disclose the terms and provisions of this Agreement without the prior written consent of the other Party, except as required by Law or legal process.  Notwithstanding the foregoing, the Seller Parties and their Affiliates (including Oaktree Capital Management, L.P. and its affiliated funds and investment vehicles) shall be permitted to disclose the terms and provisions of this Agreement to their respective existing and prospective investors in the ordinary course of marketing or reporting activities provided (i) such Persons are under customary confidentiality obligations with respect thereto, and/or (ii) the Seller Parties instruct such Persons to observe the confidentiality provisions of this Section 7.04 and (iii) Sellers shall be liable for any breach by such Person of this Section 7.04 as if such Person were a Seller hereunder.  If the transactions contemplated hereby are not consummated, Buyer shall, and shall cause each of its Affiliates, advisors, representatives and agents to, maintain the confidentiality of all non-public, proprietary information obtained during its or their due diligence review of Sellers and the Company and its Subsidiaries, and shall return to the Company or destroy (and certify in writing to the Company such destruction) all documents received from Sellers or the Company and all copies thereof containing any such information, in each case in accordance with the terms of the Confidentiality Agreement.

Section 7.05Reasonable Best Efforts to Complete.  Subject to the terms and conditions of this Agreement, including Section 6.03 and Section 6.06, each Party shall cooperate fully with the other and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

Section 7.06Employee Benefits Matters.  For a period of twelve (12) months following the Closing, Buyer shall, or shall cause the Company and its Subsidiaries to, provide those employees who are employed by the Company and its Subsidiaries on the Closing Date (the “Continuing Employees”), other than any employee that is subject to a Collective Bargaining Agreement, with (i) base salary or wage rate, target annual (or less frequent) cash incentive opportunities and severance compensation that are, in each case, no less favorable to those being provided to Continuing Employees immediately prior to the Closing and (ii) employee benefits (excluding benefits under any defined benefit pension, post-employment welfare, nonqualified deferred compensation, equity or equity-based, change in control or transaction-based plan, program, policy agreement or arrangement) that are substantially similar in the aggregate to those being provided to such Continuing Employees immediately prior to the Closing.  If and to the extent that Continuing Employees participate in any benefit or compensation plan, program, agreement or arrangement established or maintained by Buyer or one of its Affiliates (the “New Plans”) Buyer agrees that, from and after the Closing Date, Buyer will grant (or cause to be granted) to each Continuing Employee credit for any service with the Company and its Subsidiaries earned prior to the Closing Date (a) for eligibility and vesting purposes (other than service credit for purposes of retirement eligibility in respect of equity awards) and (b) for purposes of determining the level of vacation or severance benefits under any New Plan, unless duplication of benefits would result.  In addition, Buyer hereby agrees that Buyer (x) shall waive or cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans in which Continuing Employees participate that are Employee Welfare Benefit Plans, to the extent that any such requirement was satisfied or waived under the corresponding Company Employee Benefit Plan prior to the Closing and (y) shall cause any covered expenses incurred on or before the Closing Date by any Continuing Employee (or dependent or beneficiary thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under the corresponding New Plan in which Continuing Employees participate that is an Employee Welfare Benefit Plan as if such amounts had been paid with respect to any New Plan that is an Employee Welfare Benefit Plan.  Notwithstanding anything to the contrary in this Section 7.06, with respect to each Continuing Employee who is covered by a Collective Bargaining Agreement, Buyer shall, or shall cause the Company and its Subsidiaries to, continue to honor the compensation, benefits and other terms and conditions set forth in such Collective Bargaining Agreement in accordance with its terms and applicable Law.  In addition, nothing contained in this Section 7.06 (whether express or implied) shall be considered or deemed to (i) establish, amend or modify any Company Employee Benefit Plan or any other benefit or compensation plan, program, policy, agreement, arrangement or Contract, (ii) guarantee employment, or any compensation or benefits, to any Continuing Employee or other Person for any duration of time, (iii) limit the right of Buyer, the Company or any of their respective Subsidiaries or Affiliates to terminate the employment of any Continuing Employee or otherwise change the “at will” nature of any employment relationship, or (iv) confer any rights or benefits (including any third-party beneficiary rights) on any Person other than the parties to this Agreement.

Section 7.07Provision Respecting Representation of the Company.  Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, stockholder, officers, employees and Affiliates, that Kirkland & Ellis LLP may serve as counsel to Sellers and each of Sellers’ members and their respective Affiliates (other than the Company and its Subsidiaries) (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the Ancillary Documents and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby or thereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Seller Group or any director, member, partner, stockholder, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, notwithstanding such prior representation of the Company and its Subsidiaries, and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any controlled Affiliate thereof to consent to and waive any conflict of interest arising from such representation.  Each of the Parties hereby irrevocably acknowledges and agrees that all communications prior to the Closing between the Company and its Subsidiaries and/or the Seller Group, on the one hand, and their external legal counsel, including Kirkland & Ellis LLP, on the other hand, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, the Ancillary Documents, any other agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between the Company, its Subsidiaries and the Seller Group and such counsel (collectively, the “Privileged Communications”) and belong solely to the Seller Group, and from and after the Closing none of the Company, its Subsidiaries, Buyer or any Person purporting to act on behalf of or through the Company or its Subsidiaries will seek to obtain such communications by seeking a waiver of the attorney-client privilege.  To the extent that files in respect of any Privileged Communications constitute property of the client, only the Seller Group shall hold such property rights.  As to any such Privileged Communications prior to the Closing Date, Buyer, the Company and each of its Subsidiaries together with any of their respective Affiliates, successors or assigns, further agree that no such party may use or rely on any of the Privileged Communications that remain privileged in any Action against or involving any of the Parties after the Closing.

Section 7.08Directors’ and Officers’ Indemnification.

(a)From and after the Closing until the sixth anniversary of the Closing Date, Buyer shall not, and shall cause each of its Subsidiaries and Affiliates (including the Blockers, the Company and the Company’s Subsidiaries) not to, amend, repeal or otherwise modify the indemnification provisions of the certificate of incorporation, bylaws, limited liability company agreement or other similar governing documents of the Blockers, the Company or any of the Company’s Subsidiaries as in effect at the Closing in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers or managers, of the Blockers, the Company or any of the Company’s Subsidiaries (each, a “D&O Indemnitee”).

(b)Effective at the Closing, the Company shall obtain (at Buyer’s expense, subject to the proviso to this sentence), maintain and fully pay for irrevocable “tail” insurance policies naming all D&O Indemnitees as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date; provided that in no event shall the Company expend for such policies pursuant to this sentence an aggregate premium amount in excess of 300% of the amount per annum the Blocker and the Company and its Subsidiaries collectively paid in its last full fiscal year.  Buyer shall not, and shall cause the Blockers, the Company and the Company’s Subsidiaries not to, cancel or change such insurance policies in any respect.

(c)In the event Buyer, the Blockers, the Company, any of the Company’s Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Buyer shall make proper provision so that the successors and assigns of Buyer or the Blockers, the Company or such Subsidiary, as the case may be, shall assume the obligations set forth in this Section 7.08.  The provisions of this Section 7.08 shall survive the consummation of the Closing.

Section 7.09Post-Closing Record Retention and Access.  From and after the Closing, Buyer shall provide Sellers and their authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to any books and records and other materials in the possession of the Blockers, the Company or any of the Company’s Subsidiaries in connection with any matter reasonably relating to or arising out of this Agreement or the transactions contemplated hereby or relating to periods or occurrences prior to or on the Closing Date (including the preparation of Tax Returns, to verify any item or information relevant pursuant to this Agreement, amended Tax Returns or claims for refund (and any materials necessary or reasonably helpful for the preparation of any of the foregoing), the preparation of financial statements including for periods ending on or prior to the Closing Date, and the management and handling of any Action), or compliance with the rules and regulations of the Internal Revenue Service, the Securities and Exchange Commission or any other Governmental Authority, but excluding, except as may be required by Law, for purposes of or in connection with any dispute or other Action between the Parties.  Unless otherwise consented to in writing by the Seller Representative, Buyer shall not, and shall cause the Blockers, the Company and the Company’s Subsidiaries not to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any books and records and other materials of the Blockers, the Company and the Company’s Subsidiaries, or any portions thereof, relating to periods prior to the Closing Date without first offering to surrender to the Seller Representative (at the Seller Representative’s expense) such books and records and materials or such portions thereof.

Section 7.10Other Tax Provisions.

(a)Preparation of Tax Returns.  The Seller Representative, at Sellers’ expense, shall prepare, or cause to be prepared, all Income Tax Returns of the Company and its Subsidiaries for all Pre-Closing Tax Periods and Straddle Periods that are filed or required to be filed after the Closing Date.  At least thirty (30) days prior to the due date or earlier filing of any such Income Tax Return, the Seller Representative shall provide to Buyer a draft of such Income Tax Return and shall, prior to Buyer’s filing thereof, consider in good faith any changes reasonably requested by Buyer in writing; provided that the Seller Representative shall incorporate any reasonable comments from Buyer in respect of any Income Tax Return of the Company and its Subsidiaries for a Straddle Period.  Buyer shall, at its expense, prepare and timely file, or cause to be prepared and filed, all Tax Returns of a Blocker that are filed or required to be filed after the Closing Date.  Subject to this Section 7.10(a), each such Tax Return that includes a Pre-Closing Tax Period shall be prepared in a manner that is consistent with past practice to the extent permitted under applicable Law.  At least fifteen (15) days prior to the date on which any such Tax Return that is an Income Tax Return of a Blocker that includes a Pre-Closing Tax Period is filed, Buyer shall provide to the Seller Representative a draft of such Tax Return and shall, prior to filing thereof, consider in good faith any comments reasonably requested by the Seller Representative; provided that Buyer shall incorporate any reasonable comments from the Seller Representative solely to the extent such Tax Returns are reasonably expected to impact the calculation of Taxes for purposes of Actual Working Capital and/or Actual Indebtedness and such amounts have not been finally determined pursuant to Section 2.07 of this Agreement.  The Transaction Tax Deductions shall be included as deductions on the Tax Returns of the Company and its Subsidiaries (and the Blockers, as applicable) for, and otherwise be allocated to, Tax periods ending on or prior to the Closing Date to the extent permitted under a “more likely than not” or higher standard of review.

(b)Tax Refunds.  Any refund (or credit in lieu of refund) of Taxes (including any interest paid thereon)  reflected on Schedule 7.10(b) of the Disclosure Schedules that are received by Buyer (or its Affiliates), the Blockers, the Company or any of its Subsidiaries that relate to any Pre-Closing Tax Period of the Blockers or the Company or any of its Subsidiaries (other than any Tax refund (or credit in lieu of refund) (i) for any Tax period beginning after the Closing Date or the post-Closing portion of any Straddle Period that is carried back to a Pre-Closing Tax Period or (ii) taken into account in the calculation of Actual Working Capital, Actual Indebtedness or Actual Company Transaction Expenses, and net of any Taxes arising in connection with such refund and any expenses associated with collecting such refund)  (a “Tax Refund”) shall be for the account of the Seller Representative (on behalf of Blocker Sellers with respect to any Tax Refund relating to the Blockers, and on behalf of the other Sellers with respect to any Tax Refund relating to the Company and its Subsidiaries (other than any portion allocable to the Blockers)).  Within ten (10) Business Days after Buyer or any of its Affiliates (including the Blockers, the Company or any of its Subsidiaries) (A) receives any Tax Refund or (B) realizes or files a Tax Return reflecting a reduction in Taxes payable as a result of the utilization of any Tax credit that is a Tax Refund, Buyer shall deliver and pay over to the Seller Representative (on behalf of the applicable Sellers), by wire transfer of immediately available funds, such Tax Refund.

(c)Cooperation on Tax Matters.  Buyer and Sellers shall provide reasonable cooperation, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)Restrictions.  Without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its Affiliates (including the Company and its Subsidiaries) to not (i) file or amend any Tax Return relating to any Pre-Closing Tax Period or Straddle Period, (ii) extend or waive, or request or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period or Straddle Period, (iii) make, revoke or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period or Straddle Period or (iv) engage in any voluntary disclosure or similar process with any Tax authority with respect to Taxes attributable to a Pre-Closing Tax Period or Straddle Period.  Notwithstanding the foregoing, except with respect to an Income Tax Return of the Company or its Subsidiaries, this Section 7.10(d) shall only apply until the final determination of the Closing Consideration in accordance with Section 2.07.

(e)Audits of Tax Returns.

(i)Buyer shall promptly notify the Seller Representative in writing of any Action or other audit, examination or notice of deficiency or other adjustment, assessment or redetermination with respect to Income Taxes for a Pre-Closing Tax Period or Straddle Period of the Company or any of its Subsidiaries (a “Tax Contest”).  The Seller Representative shall have the right, at its election and its own expense, to control any Tax Contest with respect to Income Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period (but not, for the avoidance of doubt, any Straddle Period) (a “Seller Tax Contest”), including any disposition of such Seller Tax Contest; provided, however, that Buyer shall have the right, directly or through its designated representatives, to participate in such Seller Tax Contest, including to review in advance and reasonably comment upon submissions made in the course of such Seller Tax Contest and to attend any in-person or telephonic meetings and the Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any disposition, settlement or compromise of such Tax Contest.  With respect to all Seller Tax Contests that the Seller Representative does not elect to control pursuant to the immediately preceding sentence and all Tax Contests with respect to Income Taxes of the Company or any of its Subsidiaries for a Straddle Period, Buyer shall have the sole responsibility for, and shall control, at its own expense, such Tax Contest, including the disposition thereof; provided, however, that (i) the Seller Representative shall have the right to participate fully in such Tax Contest, including to review in advance and reasonably comment upon submissions made in the course of such Tax Contest and to attend any in-person or telephonic meetings, (ii) Buyer shall diligently pursue such Tax Contest in good faith as if it were the sole party in interest and (iii) the Seller Representative’s prior written consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement or compromise of such Tax Contest.  Buyer shall have the sole responsibility for, and shall control, at its own expense, any Tax Contest, including the disposition thereof, with respect to the Blockers.

(ii)In the event of any Tax audit or other proceeding with respect to a Tax Return for a Pre-Closing Tax Period or a Straddle Period, should a taxing authority propose to assess an amount of Tax against the Company or any Subsidiary (including, an imputed underpayment under Section 6225, or any provision of state or local Tax Law), the Seller Representative shall cooperate with Buyer and the Company to make a proper election under

Section 6226(a) of the Code and any corresponding election under state or local Tax Law, to treat a partnership adjustment as an adjustment to be taken into account by each Member of the Company (including former Members of the Company) in accordance with Section 6226(b) of the Code and any corresponding rules under applicable state or local law, and the Parties shall take any other action reasonably requested by Buyer necessary to effectuate such election.

(f)Allocation of Taxes for Straddle Periods.  For purposes of this Section 7.10, in the case of any Taxes that are imposed on or with respect to income, gains, receipts, sales or payments and are payable for a Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of such Tax related to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the Closing, and the amount of any other Taxes for a Straddle Period related to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period.  In connection with the preparation of an Income Tax Return of the Company and its Subsidiaries for a Straddle Period pursuant to Section 7.10(a), the income and other items from such Tax Return shall be allocated as between the portion of the Straddle Period ending on the Closing Date and the portion beginning after the Closing Date based on the interim closing of the books method (using the calendar day convention) provided in Section 706 of the Code and the Treasury regulations thereunder (or any corresponding provision of state or local Tax Law).  For the avoidance of doubt, distributions made to Members in respect of Pre-Closing Tax Periods shall be for the benefit of said Members, and distributions with respect to any post-Closing Tax period shall be for the benefit of Buyer.

(g)Closing Tax Period.  The Parties shall, to the extent permitted or required under applicable Tax Law, treat the Closing Date as the last day of the taxable period of the Blockers.  Buyer shall cause the Blockers to join Buyer’s “consolidated group” (as defined in Treasury Regulations Section 1.1502-76(h)) effective on the day after the Closing Date.

(h)Intermediary Transaction Tax Shelter.  The Parties shall not take any action with respect to the Blockers, the Company or any of its Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(i)No Section 338 or 336 Election.  Buyer shall not make any election under Section 338 or Section 336 of the Code (or any similar provision under state, local or foreign Law) with respect to the acquisition of the Blockers.

(j)No Section 754 Election.  Without the prior written consent of Buyer, the Company shall not make any election under Section 754 of the Code (or any similar provision under state, local or foreign Law).

(k)Closing Consideration Allocation.  The Seller Representative shall allocate the Closing Consideration, as adjusted for the Net Adjustment Amount (as finally determined) (plus any assumed liabilities and other items required to be taken into account for Income Tax purposes) between the Blocker Interests and the Directly Held Units.  The Seller Representative shall further allocate such amount allocated to the Directly Held Units among the assets of the

Company (and, as applicable, any Subsidiaries treated as flow-through entities for Income Tax purposes) in accordance with the principles of Sections 743, 751, 755 and 1060 of the Code and the Treasury Regulations thereunder pursuant to a written allocation delivered by the Seller Representative to Buyer within sixty (60) days after the final determination of the Net Adjustment Amount (the “Allocation”).  The Buyer shall, within thirty (30) days of receipt of the Seller Representative’s draft of the Allocation, notify the Seller Representative if the Buyer disagrees with the Seller Representative’s determination, in which case the parties shall make a good faith effort to resolve any such dispute, after which any remaining disputed issues shall be resolved by an independent accounting firm of national reputation and with expertise in the matter (the “Tax Arbiter”) in accordance with the dispute resolution procedures of Section 2.07(b), mutatis mutandis.  Except to the extent otherwise required by applicable Law, the Parties shall file or cause to be filed all Tax Returns in a manner consistent with the Allocation (as agreed by the Parties or as modified by the Tax Arbiter) and shall not make any inconsistent statement or adjustment on any Tax Return or during the course of any Tax-related matter, or otherwise take any Tax position inconsistent with the Allocation.

(l)Tax Treatment of Merger.  The Parties intend for U.S. federal Income Tax, and state and local Income Tax, purposes that (i) the Merger be treated as a taxable sale of the Directly Held Units to Buyer, under Sections 741 and 1001 of the Code and (ii) the Company be treated as a continuation of the existing partnership operated in the Company’s name under Section 708 of the Code. The Parties shall not take any position inconsistent with this treatment on any Tax Return or in any Tax proceeding, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 7.11Transfer Taxes.  Any and all sales, use, excise, stamp, documentary, filing, value added and transfer taxes, recording charges and similar taxes, fees or charges imposed as a result of the transactions contemplated by this Agreement, together with any interest, penalties or additions thereto (collectively, the “Transfer Taxes”), shall be borne by Buyer.  Buyer shall file, or cause to be filed, at its own expense, all Tax Returns required to be filed in connection with such Transfer Taxes.

Section 7.12Additional Agreements of the Parties.

(a)Buyer and Merger Sub each acknowledges that in making its determination to proceed with the transactions contemplated by this Agreement it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Blockers, the Company and the Company’s Subsidiaries, and Buyer and Merger Sub have relied solely on the results of their own investigation and the representations and warranties expressly and specifically set forth in Article III and Article I, as qualified by the Disclosure Schedule and the certificate contemplated by Section 8.01(e) hereunder and any other Ancillary Document (collectively, the “Covered Representations”).  The Covered Representations constitute the sole and exclusive representations and warranties of or regarding Blocker Sellers, the Blockers, the Company and its Subsidiaries to Buyer and Merger Sub in connection with the transactions contemplated hereby, and Buyer and Merger Sub each understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, other than the Covered Representations, in respect of any of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Blockers, the Company and the Company’s Subsidiaries or in respect of the accuracy or completeness of any information regarding the Blockers, the Company or any of the Company’s Subsidiaries furnished or made available to Buyer, Merger Sub and their representatives) are specifically disclaimed by Blocker Sellers, the Blockers and the Company, and Buyer and Merger Sub each expressly disclaims reliance upon any such other representations or warranties.  In connection with their investigation of the Blocker, the Company and the Company’s Subsidiaries, Buyer and Merger Sub have received certain projections, including projected statements of operating revenues and income from operations of the Blocker, the Company and the Company’s Subsidiaries and certain business plan information.  Buyer and Merger Sub each acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans.  Accordingly, Buyer and Merger Sub each hereby acknowledges that, except as expressly set forth in the Covered Representations, none of Blocker Sellers, the Blockers, the Company, its Subsidiaries or any of their respective direct or indirect Affiliates or representatives (or any of their directors, officers, employees, members, managers, partners or agents) is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts.

(b)Blocker Sellers, the Blockers and the Company each acknowledges that the representations and warranties by Buyer and Merger expressly and specifically set forth in Article V and any other Ancillary Documents constitute the sole and exclusive representations and warranties of or regarding Buyer and Merger Sub to Blocker Sellers, the Blockers and the Company in connection with the transactions contemplated hereby, and Blocker Sellers, the Blockers and the Company each understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed by Buyer and Merger Sub, and Blocker Sellers, the Blockers and the Company each expressly disclaims reliance upon any such other representations or warranties.

Section 7.13Section 280G.  The Company shall, at least three (3) days prior to the Closing Date, solicit from each individual who is, as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code), a written waiver of his or her right to any “parachute payment” (as defined in Section 280G(b)(2) of the Code) (a “Waived Benefit”) solely to the extent required such that all remaining payments or benefits due to such disqualified individual that are “contingent” (within the meaning of Section 280G of the Code) on the execution or delivery of this Agreement or the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) not be deemed to be a parachute payment that would not be deductible under Section 280G of the Code.  Prior to the Closing Date, the Company will provide to Buyer evidence that it submitted to a stockholder vote, in a manner intended to be compliant with Section 280G(b)(5)(B) of the Code, the right of any such disqualified individual to receive the Waived Benefit and that either (i) the requisite number of stockholder votes was obtained or (ii) the requisite number of votes was not obtained and no Waived Benefit have not been and will not be made or provided.  Notwithstanding the foregoing, to the extent that any arrangement is entered into by Buyer or any of its Affiliates and a disqualified individual in connection with the transactions contemplated by this Agreement before the Closing Date (or is contemplated or proposed prior to the Closing Date to be entered into following the Closing Date) (the “Buyer Arrangements”), Buyer shall provide a copy of such arrangement to the Company and the Sellers at least ten (10) days before the Closing Date.  Buyer shall also cooperate with the Company and the Sellers in good faith to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated in the Buyer

Arrangements that may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code.  In any event, the Company’s failure to include the Buyer Arrangements in the stockholder voting materials described in this Section 7.13 as a result of Buyer’s breach of the covenants set forth in this Section 7.13 will not result in a breach of the Company’s covenants set forth in this Section 7.13. Not less than five (5) days prior to providing stockholder voting materials to any disqualified individual or stockholder, Seller shall provide to Buyer calculation of the Waived Benefit amounts (and all information supporting such calculations) and copies of all stockholder voting materials for Buyer’s review and comment and shall consider in good faith all of Buyer’s comments to such calculations and stockholder voting materials.

Article VIII

Conditions

Section 8.01Conditions to Obligation of Buyer and Merger Sub.  The obligation of Buyer and Merger Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions as of the Closing:

(a)Representations and Warranties.  (i) Each of the representations and warranties made by Blocker Sellers and the Blockers in Article III (other than the Fundamental Representations contained in Article III) shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) as of the Closing as though such representation or warranty were made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be so true and correct as of such date), in each case except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to, have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the Blocker Sellers’ ability to consummate the transactions contemplated by this Agreement; (ii) each of the representations and warranties made by the Company in Article IV (other than the Fundamental Representations contained in Article IV) shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) as of the Closing as though such representation or warranty were made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be so true and correct as of such date), in each case except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) the Fundamental Representations (other than Sections 3.04, 4.04(a), 4.04(c) (with respect to the Company) and the first sentence of 4.04(d) (with respect to the applicable threshold amount of the Class B Units)) (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) shall be true and correct in all material respects as of the Closing as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be so true and correct as of such date); and (iv) each of the representations and warranties set forth in each of Sections 3.04, 4.04(a), 4.04(c) (with respect to the Company) and the first sentence of 4.04(d) (with respect to the applicable threshold amount of the Class B Units)  shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exception contained therein) as of the Closing as though such representation or warranty were made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be so true and correct as of such date), in each case except for de minimis inaccuracies.

(b)Performance of Covenants.  Blocker Sellers, the Blockers and the Company shall have performed and complied in all material respects with all of their respective covenants and agreements required to be performed or complied with by them prior to the Closing Date under this Agreement.

(c)No Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred.

(d)Absence of Illegality.  As of the Closing, there shall not be any Law, injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction preventing or making illegal the consummation of the transactions provided for herein which is continuing in effect.

(e)Certificates.  The following certificates shall have been delivered to Buyer:

(i)a certificate of each of Blocker Sellers and the Blockers, executed on its behalf by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Sections 8.01(a)-(c) have been satisfied, solely as they relate to the representations and warranties made by Blocker Sellers and the Blockers in Article III and the covenants and agreements of Blocker Sellers and the Blockers required to be performed or complied with by them prior to the Closing Date under this Agreement; and

(ii)a certificate of the Company, executed on its behalf by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Sections 8.01(a)-(c) have been satisfied, in the case of Sections 8.01(a)-(b), solely as they relate to the representations and warranties made by the Company in Article IV and the covenants and agreements of the Company required to be performed or complied with by it prior to the Closing Date under this Agreement.

(f)Regulatory Periods.  The applicable waiting period, if any, under the HSR Act, shall have expired or been terminated, without imposing any Burdensome Condition that has not been consented to in writing by Buyer.

Buyer and Merger Sub may waive any condition specified in this Section 8.01 if it executes a writing so stating at or prior to the Closing.  In addition, any condition specified in Sections 8.01(a)-(f) that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by Buyer and Merger Sub if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing.

Section 8.02Conditions to Obligations of Blocker Sellers, the Blockers and the Company.  The obligations of Blocker Sellers, the Blockers and the Company to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions as of the Closing:

(a)Representations and Warranties.  Each of the representations and warranties made by Buyer and Merger Sub in Article V shall be true and correct as of the Closing as though such representation or warranty were made at and as of the Closing (except for representations and warranties made as of a specific date, which shall be so true and correct as of such date), in each case except where the failure of any such representation or warranty to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b)Performance of Covenants.  Buyer and Merger Sub shall have performed and complied in all material respects with all of their respective covenants and agreements required to be performed or complied with by them under this Agreement prior to the Closing Date.

(c)Absence of Illegality.  As of the Closing, there shall not be any Law, injunction, writ or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction preventing the consummation of the transactions provided for herein which is continuing in effect.

(d)Certificates.  Buyer shall have delivered to the Company each of the following:

(i)a certificate of each of Buyer and Merger Sub, executed on its behalf by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions specified in Section 8.02(a)-(b) have been satisfied;

(ii)a certified copy of resolutions duly adopted by Buyer’s board of directors, board of managers or similar governing body authorizing the execution and delivery of this Agreement and the other agreements contemplated hereby to which Buyer is a party, and the consummation by Buyer of all transactions contemplated hereby and thereby; and

(iii)a certified copy of resolutions duly adopted by Merger Sub’s board of directors, board of managers or similar governing body and the required equityholders authorizing the execution and delivery of this Agreement and the other agreements contemplated hereby to which Merger Sub is a party, and the consummation by Merger Sub of all transactions contemplated hereby and thereby.

(e)Regulatory Periods.  The applicable waiting periods, if any, under the HSR Act, shall have expired or been terminated.

The Seller Representative may waive any condition specified in this Section 8.02 if it executes a writing so stating at or prior to the Closing.  In addition, any condition specified in Section 8.02(a)-(e) that shall not have been satisfied or waived at or prior to the Closing shall be deemed to have been waived by the Seller Representative if the Closing occurs notwithstanding the failure of such condition to have been satisfied or waived in writing (it being understood and agreed that the foregoing shall not apply to any failure of Buyer to deliver the amounts to be paid pursuant to Section 2.04 at the Closing).

Article IX

Termination; Effect of Termination

Section 9.01Termination.  This Agreement may be terminated as provided below:

(a)by mutual written consent of the Seller Representative and Buyer;

(b)by either the Company or Buyer if there has been a material breach or failure to perform on the part of the other Party (including Merger Sub, in the case of Buyer, and including Blocker Sellers and the Blockers, in the case of the Company) of any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would reasonably be expected to cause the conditions set forth in Section 8.01(a) or Section 8.01(b), or Section 8.02(a) or Section 8.02(b), as applicable, to not be satisfied at the Closing and which breach or failure, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by such other Party of written notice of such breach or failure from the terminating Party (it being understood and hereby agreed that neither Party may terminate this Agreement pursuant to this Section 9.01(b) if such breach or failure is cured within such twenty (20) Business Day period); provided that the failure by Buyer to deliver the Closing Consideration and the Adjustment Escrow Amount as and when required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Seller Representative;

(c)by either the Company or Buyer if a court of competent jurisdiction or Governmental Authority shall have issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement (provided that the Party seeking to terminate this Agreement pursuant to this Section 9.01(c) shall have complied with its obligations under Section 6.06 and Section 7.05); or

(d)by either the Company or Buyer if the transactions contemplated hereby have not been consummated prior to June 11, 2025 (the “Initial Outside Date” and, as may be extended pursuant to this Section 9.01(d), the “Outside Date”); provided, however, that the Initial Outside Date shall automatically be extended until December 11, 2025 if, on the Initial Outside Date, the condition to Closing set forth in Section 8.01(f) shall not have been satisfied or waived and all other conditions to Closing shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, would be satisfied if the Closing were to occur on such date); provided, further, that neither the Company nor Buyer shall be entitled to terminate this Agreement pursuant to this Section 9.01(d) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

Section 9.02Effect of Termination.  Except for the provisions of Section 7.02 (Press Releases), Section 7.03 (Buyer Transaction Expenses), Section 7.04 (Confidentiality), this Section 9.02 (Effect of Termination), and Article X (Miscellaneous), which shall survive any termination of this Agreement, in the event of the termination of this Agreement, this Agreement shall thereafter become void and have no effect, and neither Party shall have any Liability to the other Party or its members, stockholders, managers or directors or officers in respect thereof; provided, however, that no such termination shall relieve either Party of any Liability for any willful and deliberate breach of this Agreement (including pursuant to Section 261(a)(1) of the General Corporation Law of the State of Delaware (the “DGCL”), damages payable to the Company based on the loss of the premium or right to receive the Closing Consideration and Additional Consideration that the Members of the Company would have received if the transactions contemplated by this Agreement were consummated pursuant to the terms of this Agreement) (“Benefit of the Bargain Damages”).  For the avoidance of doubt, (i) only Buyer and the Company (and not the Members) may bring an action pursuing Liability for such willful and deliberate breach and (ii) the Company may retain, without distribution to Members, any Benefit of the Bargain Damages received.

Article X

Miscellaneous

Section 10.01Survival.

(a)None of the representations, warranties, covenants, obligations or other agreements in this Agreement, the Ancillary Documents or in any other certificate, statement or instrument delivered pursuant to this Agreement or the Ancillary Documents, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and there shall be no Liability after the Closing in respect thereof, including in respect of any claim for breach of any such representation, warranty, covenant, obligation or other agreement, detrimental reliance or any other right or remedy (whether in contract, in tort or at law or in equity), except for (i) those covenants and agreements contained herein or therein that by their terms contemplate performance in whole or in part after the Closing (including, for the avoidance of doubt, Section 6.07), (ii) the obligation of Buyer to deliver the amounts to be paid pursuant to Section 2.04 at the Closing and (iii) this Article X (but in the case of Section 10.03(a), solely as applied to covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing); provided that nothing in this Agreement (including Section 10.03(b)) shall prejudice or limit any claim for Fraud.

(b)Buyer, for itself and on behalf of the other Buyer Parties (including, after the Closing, the Blockers, the Company and the Company’s Subsidiaries), acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Seller Party relating to the operation of the Blockers, the Company or any of the Company’s Subsidiaries or their respective businesses or relating to the subject matter of this Agreement (including the Disclosure Schedule) or the transactions contemplated hereby, whether arising under, or based upon, any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law, and including with respect to any matter arising under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any other Environmental Law) are hereby irrevocably waived.  Furthermore, without limiting the generality of this Section 10.01, no claim shall be brought or maintained by, or on behalf of, Buyer or any other Buyer Party (including, after the Closing, the Blockers, the Company or the Company’s Subsidiaries) against any Seller Party, and no recourse shall be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Blockers, the Company or any other Person set forth or contained in this Agreement, the Ancillary Documents or any other certificate, instrument, opinion, agreement or other document of the Blockers, the Company or any other Person delivered hereunder, the subject matter of this Agreement (including the Disclosure Schedule), the Ancillary Documents or the transactions contemplated hereby or thereby, the business or the ownership, operation, management, use or control of the business of any of the Blockers, the Company or the Company’s Subsidiaries, any of their assets or any actions or omissions at, or prior to, the Closing; provided that this Section 10.01(b) shall not prejudice or limit Buyer’s rights or remedies (i) under this Agreement, including pursuant to Section 2.07, or any Ancillary Document, (ii) the Escrow Agreement, (iii) any claim that cannot be waived under applicable Law, (iv) any Excluded Arrangement, (v) any covenant contained in this Agreement which by its terms contemplates performance after the Closing but only with respect to any breaches occurring after the Closing or (vi) any claim for Fraud.

(c)Each Seller Party, for itself and on behalf of its other Seller Parties, acknowledges and agrees that, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any Buyer Party (including, after the Closing, the Blockers, the Company and the Company’s Subsidiaries) relating to the operation of the Blocker, the Company or any of the Company’s Subsidiaries or their respective businesses or relating to the subject matter of this Agreement (including the Disclosure Schedule) or the transactions contemplated hereby, whether arising under, or based upon, any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law, and including with respect to any matter arising under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Law) are hereby irrevocably waived.  Furthermore, without limiting the generality of this Section 10.01, no claim shall be brought or maintained by, or on behalf of, any Seller or any other Seller Party against any Buyer Party, the Blockers, the Company or the Company’s Subsidiaries, and no recourse shall be sought or granted against any of them, by virtue of, or based upon: (x) any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties covenants or agreements of the Blockers, the Company or the Company’s Subsidiaries, any certificate, instrument, opinion, agreement or other document of the Blockers, the Company or the Company’s Subsidiaries delivered hereunder or (y) the business or the ownership, operation, management, use or control of the business of any of the Blockers, the Company or the Company’s Subsidiaries, any of their assets, or any actions or omissions at or prior to the Closing; provided that this Section 10.01(c) shall not prejudice or limit any Seller’s rights or remedies pursuant to (i) under this Agreement, including pursuant to Section 2.07, or any Ancillary Document, (ii) the Escrow Agreement, (iii) any claim that cannot be waived under applicable Law, (iv) arising under any Excluded Arrangement, (v) any covenant contained in this Agreement which by its terms contemplates performance after the Closing but only with respect to any breaches occurring after the Closing or (vi) any claim for Fraud.

(d)Each Party acknowledges and agrees that the agreements contained in this Section 10.01 are an integral part of the transactions contemplated by this Agreement and that, without these agreements set forth in this Section 10.01, the other Parties hereto would not enter into this Agreement or otherwise agree to consummate the transactions contemplated hereby.

Section 10.02No Third Party Beneficiaries.  Except as set forth in Section 2.08 (RWI Policy), Section 7.08 (Directors’ and Officers’ Indemnification), Section 10.03(b) (Remedies) and Section 10.17(e) (The Seller Representative), this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.  With respect to any rights under Section 10.17(e) of any Person to whom the Seller Representative delegates any duties pursuant to Section 10.17(f), any such rights shall be asserted solely by or with the prior written consent of the Seller Representative.

Section 10.03Remedies.

(a)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, by the Parties in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that Buyer, on the one hand, and the Company, the Seller Representative and Sellers, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, including the right of each such Party or group of Parties, as applicable, to cause the other Parties to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and applicable Laws and to thereafter cause this Agreement and the transactions contemplated hereby to be consummated on the terms and subject to the conditions set forth in this Agreement.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement, including monetary damages (including Benefit of the Bargain Damages).  Each of the Parties hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.  In the event of any claim under this Agreement, the prevailing party shall be entitled to, and the non-prevailing party shall pay to the prevailing party, the costs and expenses (including the fees and expenses of legal counsel) incurred by the prevailing party in connection with successfully enforcing its rights or defending claims hereunder.

(b)All rights, claims and causes of action that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to this Agreement), may be made only against (and are those solely of) the Parties.  No Person including any current, former or future representative or Affiliate of any Party, or any current, former or future representative or Affiliate of any of the foregoing, in each case who is not a Party (collectively, “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates.  The Parties agree that the Nonparty Affiliates shall be third party beneficiaries of this Section 10.03(b).

Section 10.04Entire Agreement.  This Agreement, the Disclosure Schedule, the schedules and exhibits hereto, the Confidentiality Agreement, the Ancillary Documents and the other documents referred to herein constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof.

Section 10.05Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights or interests or delegate any of its obligations hereunder without the prior written approval of the other Party; provided that Buyer may (a) assign any or all of its respective rights and interests hereunder to one or more of its Affiliates or to any lender providing financing for the transactions contemplated hereby and (b) designate one or more of its Affiliates to perform its respective obligations hereunder; provided, however, in either case of clause (a) or (b), Buyer shall remain responsible for the performance of all of its respective obligations hereunder.

Section 10.06Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 10.07Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.08Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt, delivered by electronic mail transmission against electronic mail confirmation, mailed by prepaid first class certified mail, return receipt requested or mailed by overnight courier, prepaid, in each case, to the Parties at the following addresses:

If to the Blockers, the Seller Representative and/or Sellers:

c/o Oaktree Capital Management, L.P.
11611 San Vicente Boulevard, Suite 700
Los Angeles, CA 90049

Attention: Ulysses Fowler; Robert L. Wu
electronic mail: ufowler@oaktreecapital.com; rwu@oaktreecapital.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
2049 Century Park East, 37th Floor
Los Angeles, CA 90067
Attention: Hamed Meshki, P.C.; Karen E. Flanagan, P.C.
electronic mail: hamed.meshki@kirkland.com; karen.flanagan@kirkland.com

If to the Company (before the Closing):

Relay Holding, LLC

c/o Oaktree Capital Management, L.P.
11611 San Vicente Boulevard, Suite 700
Los Angeles, CA 90049
Attention: Ulysses Fowler; Robert L. Wu
electronic mail: ufowler@oaktreecapital.com; rwu@oaktreecapital.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
2049 Century Park East, 37th Floor
Los Angeles, CA 90067
Attention: Hamed Meshki, P.C.; Karen E. Flanagan, P.C.
electronic mail: hamed.meshki@kirkland.com; karen.flanagan@kirkland.com

If to Buyer, the Merger Sub and/or the Surviving Company:

TE Connectivity Corporation
1050 Westlakes Drive
Berwyn, Pennsylvania 19312
Attention: Jeanne Quirk
electronic mail: jquirk@te.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Brian Wolfe
electronic mail: brian.wolfe@davispolk.com

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 10.08 or by electronic mail transmission to the electronic mail address as provided in this Section 10.08, be deemed given on the day so delivered if delivered before 5:00 p.m. on a Business Day in the place of receipt, and otherwise on the next following Business Day, (b) if delivered by mail in the manner described above to the address as provided in this Section 10.08, be deemed given on the earlier of the third Business Day following mailing and upon actual receipt and (c) if delivered by overnight courier to the address as provided in this Section 10.08, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon actual receipt, in each case, regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 10.08.  Any Party from time to time may change its address, electronic mail address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties.

Section 10.09Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.10Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11Submission to Jurisdiction.  Each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware and the Court of Chancery of Delaware in the State of Delaware (the “Chancery Court”) or, to the extent the Chancery Court does not have subject matter jurisdiction, the other state courts in the State of Delaware, for the purposes of any suit, Action or other proceeding arising out of this Agreement or the transactions contemplated hereby.  Each Party agrees to commence any such Action, suit or proceeding either in the United States District Court for the District of Delaware or the Chancery Court or, to the extent the Chancery Court does not have subject matter jurisdiction, the other state courts in the State of Delaware.  Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any Action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.11.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the District of Delaware or the Chancery Court or, to the extent the Chancery Court does not have subject matter jurisdiction, the other state courts in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.12Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Seller Representative.  No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.13Incorporation of Exhibits and Schedules.  The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 10.14Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

Section 10.15Interpretation.  Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (e) references to “$” are deemed references to United States dollars; (f) the phrase “date hereof” means the date of this Agreement without giving effect to any amendments, modifications or supplements hereto; (g) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”; and (h) the word “including” means “including without limitation.”

Section 10.16Disclosure Schedule.  The information set forth in each section or subsection of the Disclosure Schedule to this Agreement (the “Disclosure Schedule”) shall be deemed to provide the information contemplated by, or otherwise qualify, the provisions of this Agreement set forth in the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement, if and to the extent that it is reasonably apparent on the face of such disclosure that it applies to such other section or subsection of this Agreement and regardless of whether such section or subsection is qualified by reference to the Disclosure Schedule.  The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedule is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business.  The information contained in this Agreement and in the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract).

Section 10.17The Seller Representative.

(a)Appointment.  In accordance with Section 261(a)(2) of the DGCL, Blocker Sellers, by virtue of its approval of this Agreement, and each other Seller, by virtue of his, her or its execution of a Support Agreement and as a condition to his, her or its rights to receive the payments contemplated by Section 2.04(c), irrevocably nominates, constitutes and appoints the Seller Representative as the agent, agent for service of process and true and lawful attorney-in-fact of such Seller, with full power of substitution, to act in the name, place and stead of such Seller with respect to this Agreement, the Paying Agent Agreement and the Escrow Agreement and to take any and all actions and make any and all decisions required or permitted to be taken or made by the Seller Representative under this Agreement (including with respect to Section 2.07 hereof), the Paying Agent Agreement and/or the Escrow Agreement, including the exercise of the power to execute, deliver, amend, waive, acknowledge, certify, file and settle (in the name of any or all Sellers or otherwise) any and all documents and to take any and all actions that the Seller

Representative may, in its sole discretion, determine to be necessary, desirable or appropriate on or after the date of this Agreement, including the power to act on behalf of any Seller in any dispute, litigation or arbitration involving this Agreement, the Paying Agent Agreement and/or the Escrow Agreement, and the power to receive on behalf of any Seller, and to distribute (after payment of any unpaid expenses chargeable to such Seller in connection with the transactions contemplated by this Agreement, the Paying Agent Agreement and the Escrow Agreement), all amounts payable to such Seller under the terms of this Agreement, the Paying Agent Agreement and the Escrow Agreement.  All decisions, actions, consents and instructions of the Seller Representative will be final and binding on Sellers and no Seller will have any right to object, dissent, protest or otherwise contest the same, except in the case of fraud or willful misconduct by the Sellers’ Representative.  The power of attorney granted in this Section 10.17(a): (i) is coupled with an interest and (ii) shall survive the death, incapacity bankruptcy, dissolution or liquidation of each Seller.  The Seller Representative hereby accepts its appointment as the Seller Representative.  The Seller Representative will not have by reason of this Agreement a fiduciary relationship in respect of any Seller.  The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Seller Representative and any Seller.

(b)Notices.  All notices delivered by Buyer, Merger Sub or, following the Closing, the Company to the Seller Representative (whether pursuant to this Agreement or otherwise) shall constitute notice to Sellers.

(c)Reliance.  Without limiting the generality of Section 10.17(a) and notwithstanding anything to the contrary contained in this Agreement, the Paying Agent Agreement or the Escrow Agreement, Buyer, Merger Sub and, following the Closing, the Company shall be entitled to deal exclusively with the Seller Representative on all matters described in Section 10.17(a), and each of Buyer, Merger Sub and, following the Closing, the Company shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Seller Representative, as fully binding upon such Seller.

(d)Replacement.  The Seller Representative may only be removed or replaced by the prior written consent of the Required Holders.  The Seller Representative may resign at any time by delivering thirty (30) days’ prior written notice to the Parties and to each Seller.  Any such resignation shall be effective upon the earlier of (i) expiration of such thirty (30)-day period and (ii) such time as the vacancy in the position of the Seller Representative is filled by the written consent of the Required Holders.  In the case of the death, disability, dissolution or other inability of the Seller Representative to perform its duties under this Agreement, the Paying Agent Agreement and the Escrow Agreement, a replacement Seller Representative shall be promptly designated by written consent of the Required Holders.  Any successor in any such event described in this Section 10.17(d) shall become the Seller Representative for all purposes of this Agreement, the Paying Agent Agreement and the Escrow Agreement.  If for any reason there is no Seller Representative at any time, all references herein to the Seller Representative shall be deemed to refer to the Required Holders (or if after the Effective Time, the Required Holders as of immediately prior to the Effective Time).

(e)Compensation; Indemnification; Expenses.  No bond shall be required of the Seller Representative, and the Seller Representative shall receive no compensation for its services hereunder.  Neither the Seller Representative nor any Person to which the Seller Representative delegates duties pursuant to Section 10.17 shall be liable to any Seller for any act done or omitted hereunder or under the Paying Agent Agreement or the Escrow Agreement as the Seller Representative absent fraud or willful misconduct on the part of the Seller Representative or such Person.  The Seller Representative and any Person to which the Seller Representative delegates duties pursuant to Section 10.17 shall be entitled to be indemnified by Sellers, pro rata, based upon the portion of the Closing Consideration and Additional Consideration received by each Seller as set forth on the Allocation Schedule, as updated pursuant to Section 2.07(c), for any loss, Liability or expense incurred without fraud or willful misconduct on the part of the Seller Representative or such Person with respect to any matter arising out of or in connection with the acceptance or administration of its duties hereunder.  The Seller Representative and any Person to which the Seller Representative delegates duties pursuant to Section 10.17 shall be entitled to recover from each Seller, pro rata, based upon the portion of the Closing Consideration and Additional Consideration received by each Seller as set forth on the Allocation Schedule, as updated pursuant to Section 2.07(c), any out-of-pocket costs and expenses reasonably incurred by the Seller Representative or such Person in good faith and in connection with actions taken by the Seller Representative or such Person pursuant to this Agreement, the Paying Agent Agreement or the Escrow Agreement (including the hiring of legal counsel and the incurring of legal fees and costs).  The Seller Representative will be entitled to engage such representatives as it deems necessary in connection with exercising its powers and performing its functions hereunder and (in the absence of fraud or willful misconduct on the part of the Seller Representative) will be entitled to conclusively rely on the opinions and advice of such Persons in all matters.  The Seller Representative shall keep reasonably detailed records of the costs and expenses for which it seeks reimbursement as herein provided.  The Seller Representative shall apply the Seller Representative Holdback Amount to any amounts to which the Seller Representative or other Person may, from time to time, be entitled pursuant to this Section 10.17(e).  In addition, the Seller Representative shall have a lien on, right of set-off against and security interest in any payments made to it from the Adjustment Escrow Account for the payment of any amounts to which the Seller Representative or other Person is entitled pursuant to this Section 10.17(e).  In furtherance of the foregoing, the Seller Representative shall charge against and withdraw from the Seller Representative Holdback Amount and/or any payments made to it from the Adjustment Escrow Account for its own account or for the account of such other Person any amounts due to it or such other Person under this Section 10.17(e).  The Seller Representative Holdback Amount shall be retained by the Seller Representative for such time as the Seller Representative shall determine in its reasonable discretion (but in no event shall the Seller Representative Holdback Amount be discharged sooner than final closing amount determined under Section 2.07 and all associated amounts paid).  Following such time as the Seller Representative shall no longer have any material responsibilities under this Agreement, the Paying Agent Agreement and the Escrow Agreement, as determined by the Seller Representative in its reasonable discretion, any unapplied amounts from the Seller Representative Holdback Amount shall be disbursed by the Seller Representative to each Seller the Aggregate Class A Additional Consideration and/or the Aggregate Class B Additional Consideration to which such Seller is entitled with respect to amounts released pursuant to this Section 10.17(e).

(f)Representations of the Seller Representative.  The Seller Representative represents and warrants to each of Buyer and Merger Sub, as follows:

(i)The Seller Representative is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(ii)The Seller Representative has full limited partnership power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Seller Representative of this Agreement and each Ancillary Document to which it is a party, the performance by the Seller Representative of its obligations hereunder and thereunder and the consummation by the Seller Representative of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited partnership action.

(iii)This Agreement and each Ancillary Document to which the Seller Representative is a party have been or will be duly executed and delivered by the Seller Representative and assuming that this Agreement and such Ancillary Documents are each a valid and binding obligation of the other parties hereto and thereto, constitute, or when executed and delivered will constitute, the valid and legally binding obligation of the Seller Representative, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the Enforceability Exceptions.

(iv)There are no Actions against the Seller Representative or its respective Affiliates, that would reasonably be expected to prevent, materially delay or materially impair the Seller Representative’s performance under this Agreement or the Ancillary Documents to which it is a party or the consummation of the Merger or the other transactions contemplated hereby or thereby.

Section 10.18Financing Parties.  Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries and controlled Affiliates, the Blockers, and the Seller Representative, on behalf of itself and the Sellers (collectively, the “Company Parties”) hereby agrees that (i) no Debt Financing Source, will have any Liability to any of the Company Parties for any action, cause of action, claim, cross-claim, third-party claim, obligation or loss of any kind or description (whether in contract or in tort, in law or in equity, or granted by statute) relating to or arising out of or relating to this Agreement or any of the transactions contemplated hereby, or the Debt Financing, the transactions contemplated thereby or the performance or services thereunder or the commitments of such Debt Financing Source or in respect of any oral representations made or alleged to be made in connection herewith or therewith, (ii) any such Action of any kind or description (whether in contract or in tort, in law or in equity, or granted by statute) shall be subject to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan in the City of New York and any appellate court thereof and each party, on behalf of itself on behalf of its subsidiaries and controlled Affiliates, irrevocably accepts and submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (iii) no Company Party will bring, permit any of their respective Affiliates to bring, or support anyone else in bringing, any such Action in any other court against any Debt Financing Source, (iv) any such Action shall be governed by, construed and enforced in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), except as otherwise provided in any definitive documentation (including any commitment letter) with respect to the Debt Financing and except to the extent such action shall require the interpretation of this Agreement, which shall be governed by the Law of the State of Delaware, without regard to the conflict of laws provisions thereof, (v) each Company Party irrevocably and unconditionally waives and agrees not to plead or claim that any such Action brought in such court has been brought in an inconvenient forum; (vi) the waiver of rights to trial by jury set forth in Section 10.10 applies to any such Action involving any Debt Financing Source, (vii) no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with this Agreement or any of the transactions contemplated hereby, or the Debt Financing, the transactions contemplated thereby or the performance or services thereunder or the commitments of such Debt Financing Source or in respect of any oral representations made or alleged to be made in connection herewith or therewith, (viii) no amendment or waiver of this Section 10.18 (or any other provision of this Agreement the amendment, modification or alteration of which has the effect of modifying such provisions) that is adverse to the Debt Financing Sources shall be effective without the prior written consent of such Debt Financing Sources and (ix) the Debt Financing Sources are express and intended third party beneficiaries of, and may enforce, this Section 10.18.  Notwithstanding the foregoing, nothing in this Section 10.18 shall in any way limit or modify the rights and obligations of the Buyer or Merger Sub under, or any Debt Financing Source’s obligations to Buyer or Merger Sub under, the definitive documentation (including any commitment letter) with respect to the Debt Financing (it being understood that following consummation of the transactions contemplated hereby, nothing in this Section 10.18 shall limit the rights of any of the parties to any such debt financing documentation).  This Section 10.18 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.  For the purposes of this Section 10.18, the term “Debt Financing Source” means each Person that has committed to provide or arrange all or any part of the Debt Financing and/or that is party to any joinder agreements, credit agreements or other definitive documents relating to any Debt Financing (including each Person party to any debt commitment letter entered into in connection with the Debt Financing) but excluding, for the avoidance of doubt, Buyer and its Affiliates, in each case, together with each Affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such Person or Affiliate and their respective successors and assigns.

Section 10.19Buyer Guarantee.  In consideration of the Blocker Sellers’, the Blockers’, and the Company’s execution and delivery of this Agreement and the Ancillary Documents, and their agreement to perform the transactions contemplated hereby, and as a material inducement of such execution, delivery and performance, Buyer Guarantor irrevocably and unconditionally guarantees to the Sellers, as a continuing and primary obligor (and not merely as a surety), the full, complete and timely performance, compliance, observance and satisfaction by Buyer of its payment obligations under this Agreement (the “Guaranteed Obligations”).  Buyer Guarantor agrees that no amendment, modification or waiver of any terms or conditions of this Agreement or the Ancillary Documents by Buyer, no extension in whole or in part of the time for the performance by any Buyer Party of the Guaranteed Obligations and no settlement, compromise, release, surrender, modification or impairment of, or exercise or failure to exercise any claim, right or remedy of any kind or nature in connection herewith or therewith, shall affect, impair or discharge, in whole or in part, the Liability of the Buyer Guarantor for the full, prompt and unconditional performance of the Guaranteed Obligations (provided that, except as set forth in the immediately following sentence, Buyer Guarantor shall have all defenses available to Buyer).  Without limiting the foregoing, Buyer Guarantor’s liability for the Guaranteed Obligations shall not be affected by (a) the liquidation or dissolution of, or the merger or consolidation of any Buyer Party with or into any Person or any sale or transfer by any Buyer Party of all or any part of its property or assets, or (b) the bankruptcy, receivership, insolvency, reorganization or similar Actions involving or affecting any Buyer Party.  This guarantee shall run to and for the benefit of the Sellers.  The Buyer Guarantor represents and warrants to the Blocker Sellers, the Blockers and the Company that the Buyer Guarantor has sufficient legal capacity to execute and deliver this Agreement, that this Agreement has been duly executed and delivered by the Buyer Guarantor and constitutes the legal and binding obligations of the Buyer Guarantor, enforceable against the Buyer Guarantor in accordance with its terms.

*****

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BLOCKER SELLERS:

OCM Power V AIV Holdings
(Delaware), L.P.

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Michael Cardito
Name:	Michael Cardito
Title:	Authorized Signatory

By:	/s/ Ulysses Fowler
Name:	Ulysses Fowler
Title:	Authorized Signatory

OCM Power VI AIV Holdings
(Delaware), L.P.

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Michael Cardito
Name:	Michael Cardito
Title:	Authorized Signatory

By:	/s/ Ulysses Fowler
Name:	Ulysses Fowler
Title:	Authorized Signatory

SELLER REPRESENTATIVE:

OCM Power V AIV Holdings
(Delaware), L.P.

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Michael Cardito
Name:	Michael Cardito
Title:	Authorized Signatory

By:	/s/ Ulysses Fowler
Name:	Ulysses Fowler
Title:	Authorized Signatory

BLOCKERS:

OCM Power V Relay CTB, LLC

By: Oaktree Fund GP, LLC

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Michael Cardito
Name:	Michael Cardito
Title:	Authorized Signatory

By:	/s/ Ulysses Fowler
Name:	Ulysses Fowler
Title:	Authorized Signatory

OCM Power VI Relay CTB, LLC

By: Oaktree Fund GP, LLC

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Michael Cardito
Name:	Michael Cardito
Title:	Authorized Signatory

By:	/s/ Ulysses Fowler
Name:	Ulysses Fowler
Title:	Authorized Signatory

COMPANY:

RELAY HOLDING, LLC

By:	/s/ Joseph Bier
Name:	Joseph Bier
Title:	President

BUYER:

TE CONNECTIVITY CORPORATION

By:	/s/ Jeanne Quirk
Name:	Jeanne Quirk
Title:	Senior Vice President, Mergers
and Acquisitions

MERGER SUB:

STELLA I LLC

By:	/s/ Jeanne Quirk
Name:	Jeanne Quirk
Title:	Vice President

BUYER GUARANTOR:

TE CONNECTIVITY PLC

(solely for the purposes of Section 10.19)

By:	/s/ Harold G. Barksdale
Name:	Harold G. Barksdale
Title:	Vice President and Corporate
Secretary